Exhibit 2.9

FINAL VERSION

FORM OF

MANUFACTURING AND SUPPLY AGREEMENT

BY AND BETWEEN

PFIZER INC.

AND

UPJOHN INC.

DATED AS OF [●]

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Attachment A	Form of Facility Addendum
Attachment B	Quality Agreement
Attachment C	Monthly Inventory Report
Attachment D	Anti-Bribery and Anti-Corruption Principles
Attachment E	Policies
Attachment F	Example Product Materials Adjustment Calculation
Attachment G	Example Price Calculation of Volume Change Pricing Adjustment

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MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is by and between Pfizer Inc., a Delaware corporation (hereinafter “Manufacturer”), and Upjohn Inc., a Delaware corporation (hereinafter “Customer”). Manufacturer and Customer may be referred to herein individually as a “Party” or collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Pfizer Inc. (“Pluto”) and Upjohn Inc. (“Spinco”) have entered into a Separation and Distribution Agreement, dated as of July 29, 2019 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”), pursuant to which Pluto and Spinco have agreed to separate the Spinco Business from the Pluto Business so that, as of the Distribution Date, the Spinco Business shall be held by members of the Spinco Group and the Pluto Business is held by members of the Pluto Group (the “Separation”);

WHEREAS, after the Separation, Spinco shall become a standalone publicly traded company, pursuant to the terms of the Separation Agreement and a Business Combination Agreement, dated as of July 29, 2019 (the “Business Combination Agreement”), by and among Pluto, Spinco, Mylan N.V., a public company with limited liability incorporated under the laws of the Netherlands, and certain of their Affiliates; and

WHEREAS, in connection with the Separation, the Parties are entering into this Agreement, pursuant to which Customer desires to procure from Manufacturer, and Manufacturer desires to supply or cause one of its Affiliates to supply to Customer, Products for sale by Customer or its Affiliates in the Territory during the Term, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth herein, and intending to be legally bound thereby, the Parties hereby agree as follows:

1.	Definitions.

As used in this Agreement, the following capitalized terms shall have the meanings set forth below. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Separation Agreement.

1.1	“Accounting Method” means U.S. Generally Accepted Accounting Principles (GAAP) or, if otherwise agreed by the Parties, an alternative accounting method used in the ordinary course of business.

1.2	“Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

1.3

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

1.4	“Additional Quantities” shall have the meaning set forth in Section 2.4(c).

1.5	“Affected Products” shall have the meaning set forth in Section 10.4(a).

1.6

“Affiliate(s)” means, when used with respect to a specified Person, a Person that controls, is controlled by, or is under common control with such specified Person. As used herein, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement (a) each member of the Spinco Group shall be deemed to not be an Affiliate of any member of the Pluto Group and (b) each member of the Pluto Group shall be deemed to not be an Affiliate of any member of the Spinco Group.

1.7	“Agreement” shall have the meaning set forth in the Preamble.

1.8	“API” means active pharmaceutical ingredient.

1.9	“Batch Size” shall have the meaning set forth in Section 2.4(e)(ii).

1.10	“Binding Forecast Period” shall have the meaning set forth in Section 2.4(b).

1.11

“Bulk Drug Product” means Product that has been manufactured into a final pharmaceutical product following a specific formulation and set of specifications, including drug substance (e.g., tablets or granules) for administration to humans but has not been packaged for use or for commercialization.

1.12	“Business Combination Agreement” shall have the meaning set forth in the Recitals.

1.13

“Business Day” means (a) any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law to be closed in New York, New York or (b) with respect to those activities specific to a Facility, any day other than any day on which banks located in the city and country in which the Facility is located are authorized or obligated to be closed.

1.14

“Buy-Sell Materials” means the materials that Customer sells to Manufacturer for use in manufacturing Product for Customer under the terms of this Agreement and as set forth in the applicable Facility Addendum. For the avoidance of doubt, Buy-Sell Materials are distinguishable from and exclusive of both Product Materials and Customer-Supplied Materials.

1.15	“Conflict Minerals” shall have the meaning set forth in Section 5.3(c).

1.16	“Conversion Cost Markup” shall have the meaning set forth in Section 2.5(e).

1.17

“Conversion Costs” means, with respect to a given Product, (a) direct and indirect labor costs, (b) equipment costs, including depreciation, (c) laboratory and quality control costs at the applicable Facility, including Product testing and on-going stability studies, (d) quality assurance costs, (e) general site and manufacturing support costs for resources that support the manufacture of the applicable Product (including utilities, warehousing, consumables, maintenance, engineering, safety, human resources, finance, information technology, plant management and other similar activities, capital improvements in the form of depreciation, an allocation of costs for above site services provided to the applicable Facility for resources that support the manufacture of the applicable Product and an allowance for inventory loss, in each case, at the Facility-level), (f) costs paid to Third Party manufacturers for the manufacture and supply of such Product (or components thereof), (g) all costs associated with the performance of Manufacturer’s obligations under Section 4.6, including all activities, tests and checks set forth therein, and (h) costs paid to Third Party contractors for services provided in connection with the manufacture and supply of such Product, in each case associated with such Product.

1.18	“CPP” shall have the meaning set forth in Section 4.5(a).

1.19	“C-TPAT” means the Customs-Trade Partnership Against Terrorism program of the U.S. Bureau of Customs and Border Protection.

1.20	“C-TPAT Benefits” means the expected benefit afforded to importers that have joined C-TPAT related to substantially fewer of their imports being inspected and, hence, fewer supply chain delays.

1.21

“Current Good Manufacturing Practices” or “cGMP” means all applicable standards and applicable Laws (as defined below) relating to manufacturing practices for products (including ingredients, testing, storage, handling, intermediates, bulk and finished products) promulgated by the FDA or any other applicable Governmental Authority (including, without limitation, EU or member state level) having jurisdiction, including, but not limited to, standards in the form of applicable Laws, guidelines, advisory opinions and compliance policy guides and current interpretations of the applicable authority or agency thereof (as applicable to pharmaceutical and biological products and ingredients), as the same may be updated, supplemented or amended from time to time.

1.22	“Customer” shall have the meaning set forth in the Preamble.

1.23	“Customer Indemnified Party” shall have the meaning set forth in Section 10.1(a).

1.24	“Customer-Owned Improvements and Developments” shall have the meaning set forth in Section 8.2(b).

1.25

“Customer Property” means all Intellectual Property, together with all materials, data, writings and other property in any form whatsoever, which is (a) owned or controlled by Customer or its Affiliates as of and following the Effective Date and (b) provided to Manufacturer by or on behalf of Customer or its Personnel under this Agreement.

1.26

“Customer-Supplied Materials” means the materials supplied by Customer to Manufacturer under the terms of this Agreement and as set forth in the applicable Facility Addendum. For the avoidance of doubt, Customer-Supplied Materials are distinguishable from and exclusive of both Product Materials and Buy-Sell Materials.

1.27	“Delivery” shall have the meaning set forth in Section 2.6(a).

1.28	“Developments” shall have the meaning set forth in Section 8.2(a).

1.29	“Effective Date” shall have the meaning set forth in the Preamble.

1.30

“Environmental Laws” means any Laws relating to (a) human or occupational health and safety; (b) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources); or (c) exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release or threatened Release of, any hazardous or toxic material, substance or waste and any Laws relating to recordkeeping, notification, disclosure, registration and reporting requirements respecting hazardous or toxic materials, substances or wastes.

1.31	“Environmental Liability” means any Liability arising under Environmental Laws.

1.32

“Exclusive Purchase Requirement” means, on a Product SKU-by-Product SKU and country-by country basis within the applicable Territory, (a) in the first two (2) years of the Initial Term, one hundred percent (100%) of Customer’s total requirements for such Product SKU and (b) in the third (3rd) year of the Initial Term, fifty percent (50%) of Customer’s total requirements for such Product SKU; provided, however, that (x) such quantities of Product reasonably procured by Customer to qualify a back-up supplier for such Product shall be excluded from the Exclusive Purchase Requirement, and (y) for the avoidance of doubt, Customer may commercialize such quantities of Product procured under (x) above without violating the applicable Exclusive Purchase Requirement or related provisions in Section 2.1(e).

1.33	“Exclusive Purchase Requirement Suspension Period” shall have the meaning set forth in Section 2.5(b).

1.34	“Exclusivity Period” means the three (3) year period immediately following the Effective Date, as such period may be earlier terminated pursuant to this Agreement.

1.35	“Extension Period” shall have the meaning (a) with respect to this Agreement, as set forth in Section 7.1 and (b) with respect to a Facility Addendum, as set forth in Section 7.2.

1.36

“Facility” means, with respect to a given Product, Manufacturer’s manufacturing facility located at the address set forth in the applicable Facility Addendum for such Product and such other facilities permitted pursuant to this Agreement and any applicable Facility Addendum to be used by Manufacturer in the manufacture, packaging or storage of (a) such Product or (b) materials utilized in the manufacture or storage of such Product hereunder.

1.37

“Facility Addendum” means a document executed by the Parties or their respective Affiliates for one or more Products to be manufactured in a Facility pursuant to this Agreement, which shall be substantially in the form of Attachment A to this Agreement.

1.38

“Facility Conversion Cost” means, with respect to a given Facility and Fiscal Year, the sum of all Product Conversion Costs for Products manufactured for Customer or the applicable Affiliate of Customer at such Facility during such Fiscal Year.

1.39	“Facility Conversion Cost Adjustment Fiscal Year” shall have the meaning set forth in Section 3.2(b)(i).

1.40	“Facility Conversion Cost Baseline Fiscal Year” shall have the meaning set forth in Section 3.2(b)(i).

1.41	“Facility Conversion Cost Threshold” shall have the meaning set forth in Section 3.2(b)(i).

1.42	“Facility Disposition” shall have the meaning set forth in Section 7.4.

1.43

“Facility Actual Product Materials Cost” means, with respect to a given Facility and Fiscal Year, the sum of all actual costs of Product Materials for Products manufactured for Customer or the applicable Affiliate of Customer at such Facility during such Fiscal Year.

1.44

“Facility Estimated Product Materials Cost” means, with respect to a given Facility and Fiscal Year, the sum of all estimated costs, as determined in good faith by Manufacturer and notified to Customer prior to the beginning of such Fiscal Year, of Product Materials for Products manufactured for Customer or the applicable Affiliate of Customer at such Facility during such Fiscal Year.

1.45	“Familial Relative(s)” means a parent, spouse, child or sibling (including any such relationships formed by marriage).

1.46	“FDA” means the U.S. Food and Drug Administration or any successor agency.

1.47	“Finished Product” means Product that has been packaged for commercialization and distribution to patients incorporating Bulk Drug Product.

1.48	“Firm Order” shall have the meaning set forth in Section 2.4(b).

1.49

“Fiscal Year” means each twelve-month fiscal period commencing on January 1 with respect to Facilities located in the United States and December 1 for all other facilities, in each case, during the Term.

1.50	“Force Majeure Event” shall have the meaning set forth in Section 17.6.

1.51	“Forecast” shall have the meaning set forth in Section 2.4(b).

1.52	“Forms” shall have the meaning set forth in Section 17.10.

1.53	“Global Trade Control Laws” means all applicable economic sanctions, export and import control laws, regulations and orders.

1.54	“Government” means all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).

1.55

“Government Official” means (a) any elected or appointed governmental official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (c) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (d) any person otherwise categorized as a Government Official under local Law. As used in this definition, “government” is meant to include all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).

1.56

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

1.57

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls; and (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, living or genetically modified materials, pollutants, contaminants or wastes that are now or hereafter become defined, regulated or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Environmental Law.

1.58	“Improvements” shall have the meaning set forth in Section 8.2(a).

1.59	“Increments” shall have the meaning set forth in Section 2.4(e)(ii).

1.60	“Indemnifying Party” shall have the meaning set forth in Section 10.3(a).

1.61	“Indemnitee” shall have the meaning set forth in Section 10.3(a).

1.62	“Indemnity Payment” shall have the meaning set forth in Section 10.5(a).

1.63	“In-Flight or Shared Volume Product” means those Products identified as such in a Facility Addendum.

1.64	“Initial Price” shall have the meaning set forth in Section 3.1(a).

1.65

“Initial Price Term” means, with respect to a Product set forth in a Facility Addendum, the period of time beginning on the Effective Date and ending on the last day of the first full Fiscal Year of the Term of such Facility Addendum.

1.66	“Initial Term” shall have the meaning (a) with respect to this Agreement, set forth in Section 7.1 and (b) with respect to a Facility Addendum, set forth in Section 7.2.

1.67	“Insolvent Party” shall have the meaning set forth in Section 7.5.

1.68

“Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of setoff) from any Person in the nature of insurance, contribution or indemnification in respect of any Liability, in each of cases (a), (b) and (c), net of any applicable premium adjustments (including reserves or retentions and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

1.69

“Intellectual Property” means all intellectual property rights throughout the world, including: (a) patents and patent applications and all related provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions and substitutions of any of the foregoing; (b) trademarks, service marks, names, corporate names, trade names, domain names, social media names, tags or handles, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, whether or not registered or applied for registration, including common law trademark rights; (c) copyrights and copyrightable subject matter, whether or not registered or applied for registration; (d) technical, scientific, regulatory and other information, designs, ideas, inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing and preclinical and clinical data), technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, and marketing, pricing, distribution, cost and sales information, tools, materials, apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software; (e) Software; and (f) applications, registrations and common law rights for the foregoing.

1.70	“JAC Chair” shall have the meaning set forth in Section 9.2(b).

1.71	“JAC Meeting” shall have the meaning set forth in Section 9.3(a).

1.72	“JAC Member” shall have the meaning set forth in Section 9.2(a).

1.73	“Joint Advisory Committee” or “JAC” shall have the meaning set forth in Section 9.1.

1.74	“Late Payment Date” shall have the meaning set forth in Section 3.5.

1.75	“Latent Defects” shall have the meaning set forth in Section 4.8(a).

1.76

“Laws” means any U.S. and non-U.S. federal, national, international, multinational, supranational, state, provincial, local or similar law (including common law and privacy and data protection laws), statute, ordinance, regulation, rule, code, order, treaty (including any tax treaty on income or capital), binding judicial or administrative interpretation or other requirement or rule of law or legal process, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority or any rule or requirement of any securities exchange.

1.77

“Losses” means any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from Third-Party Claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

1.78	“Make to Order Products” means all Products that are identified as “Make to Order Products” in the applicable Facility Addendum.

1.79	“Manufacturer” shall have the meaning set forth in the Preamble.

1.80	“Manufacturer Indemnified Party” shall have the meaning set forth in Section 10.2(a).

1.81	“Manufacturer-Owned Improvements and Developments” shall have the meaning set forth in Section 8.2(c).

1.82	“Manufacturer Third Party Suppliers” shall have the meaning set forth in Section 2.7(a).

1.83	“Manufacturing Change” shall have the meaning set forth in Section 4.3(a).

1.84	“Minimum Order Quantity” shall have the meaning set forth in the applicable Facility Addendum with respect to each Product.

1.85

“Non-Complying Buy-Sell Materials” means any Buy-Sell Material that, as of or prior to its delivery by or on behalf of Customer or its Affiliate to Manufacturer or its Affiliate or designee pursuant to this Agreement, does not comply in all material respects with, or has not been used, handled or stored in all material respects in accordance with, the specifications for such Buy-Sell Material, all applicable Laws, cGMP, the Quality Agreement, this Agreement or the applicable Facility Addendum.

1.86

“Non-Complying Customer-Supplied Materials” means any Customer-Supplied Material that, as of or prior to its delivery by or on behalf of Customer or its Affiliate to Manufacturer or its Affiliate or designee pursuant to this Agreement, does not comply in all material respects with, or has not been used, handled or stored in all material respects in accordance with, the specifications for such Customer-Supplied Material, all applicable Laws, cGMP, the Quality Agreement, this Agreement or the applicable Facility Addendum.

1.87	“Non-Complying Product” shall have the meaning set forth in Section 4.7.

1.88	“Party” or “Parties” shall have the meaning set forth in the Preamble.

1.89

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

1.90

“Personnel” means, with respect to a Party, such Party’s Affiliates, contractors and agents together with such Party’s and its Affiliates’, contractors’ and agents’ respective individual employees, contractors and other agents.

1.91	“Pluto” shall have the meaning set forth in the Recitals.

1.92	“Price” means, with respect to a Product:

(a)	during the Initial Price Term, the Initial Price of such Product; and

(b)	after the Initial Price Term, the adjusted price for such Product, as calculated on a Fiscal Year basis, in accordance with Section 3.2.

1.93

“Product” means a product specified in the applicable Facility Addendum which, for the avoidance of doubt, includes all applicable SKUs of such product, in each case, as the same may be amended from time to time by the mutual written agreement of the Parties.

1.94

“Product Conversion Cost” means, with respect to a given Product, the total units of such Product anticipated to be shipped or actually shipped, as applicable, during a given Fiscal Year (determined in a manner consistent with Manufacturer’s customary practices) multiplied by the per-unit Conversion Cost for such Product for such Fiscal Year.

1.95

“Product Materials” means all raw materials (including, without limitation, active pharmaceutical ingredients and excipients), labeling or packaging materials and components needed for the manufacture and supply of a given Product. For the avoidance of doubt, Product Materials are distinguishable from and exclusive of both Buy-Sell Materials and Customer-Supplied Materials.

1.96

“Product SKU” means the specific Stock Keeping Unit (SKU) number for a given Product supplied for sale in a given country or region in the applicable Territory, in each case, as such SKU number may be updated from time to time.

1.97

“Purchase Order” means a written or electronic order form submitted by Customer in accordance with the terms of this Agreement to Manufacturer authorizing the manufacture and supply of a given Product.

1.98

“Quality Agreement” means those supplemental quality provisions set forth in any Quality Agreement between Manufacturer and Customer relating to a Facility, as the same may be amended or modified from time to time by mutual written agreement of the Parties. The form of Quality Agreement for each Facility is attached hereto as Attachment B.

1.99	“Recall” means a “recall”, “correction” or “market withdrawal” and shall include any post-sale warning or mailing of information.

1.100	“Receiving Site” shall have the meaning set forth in Section 2.10(a).

1.101	“Record Retention Period” shall have the meaning set forth in Section 15.1.

1.102

“Records” means any books, documents, accounting procedures and practices and other data, regardless of type or form, of all matters relating to Manufacturer’s performance of its obligations under this Agreement that enable Manufacturer to demonstrate compliance with such obligations, including, without limitation, Manufacturer’s compliance with applicable Laws.

1.103

“Regulatory Approvals” means the permit, approval, consent, registration, license, authorization or certificate of a Governmental Authority necessary for the manufacturing, distribution, use, promotion and sale of a Product for one or more indications in a country or other regulatory jurisdiction, including approval of New Drug Applications and Biologics License Applications (each as defined by applicable Law) in the United States and Marketing Authorizations (as such term is defined by applicable Law) in the European Union.

1.104

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through or within any property, building, structure, fixture or equipment.

1.105

“Restricted Markets” means, as applicable and as may be updated from time to time, in each case, under Global Trade Control Laws, the Crimean Peninsula, Cuba, the Donbass Region, Iran, North Korea, and Syria.

1.106

“Restricted Party” means any: (a) individual or entity placed on lists maintained by an applicable Governmental Authority, including those established under the Act, the List of Excluded Individuals / Entities published by the U.S. Health and Human Services Office of Inspector General, the regulations administered by the U.S. Department of the Treasury Office of Foreign Assets Control, the U.S. Department of Commerce Bureau of Industry and Security, or similar lists of restricted parties maintained by the Governmental Authorities of the countries that have jurisdiction over the activities conducted under this Agreement; (b) individual or entity suspended or debarred from contracting with the U.S. government; or (c) any entity in the aggregate owned or controlled, directly or indirectly, fifty percent (50%) or greater by one or more such individuals or entities described in clause (a).

1.107	“Separation” shall have the meaning set forth in the Recitals.

1.108	“Separation Agreement” shall have the meaning set forth in the Recitals.

1.109

“Serialization” means the assigning of a unique identification code on a given Product unit or Product units of sale at the primary, secondary and/or tertiary level for the purpose assuring authenticity and/or tracking and tracing of the movement of a given Product through the entire supply chain.

1.110	“Service Taxes” shall have the meaning set forth in Section 3.6(b).

1.111

“Specifications” means the specifications for the manufacture, processing, packaging, labeling, testing and testing procedures, shipping, storage and supply of a given Product, including all formulae, know-how, raw materials requirements, analytical procedures and standards of quality control, quality assurance and sanitation, set forth with respect to such Product in the applicable Regulatory Approval(s) and provided by Customer to Manufacturer.

1.112	“Spinco” shall have the meaning set forth in the Recitals.

1.113	“Standard Cost” means, with respect to a given Product in a given Fiscal Year, an amount equal to:

(a)

the cost of Product Materials (including the cost of active ingredients, intermediates, semi-finished materials, excipients and primary and secondary packaging) associated with such Product (“Standard Product Materials Cost”); and

(b)	the Conversion Costs for such Product (“Standard Conversion Cost”),

in each case of clauses (a) and (b), calculated in accordance with Manufacturer’s accounting policies in effect as of the Effective Date and applied consistently across Manufacturer’s entire manufacturing operations for the full applicable Facility. Depreciation will be based on original acquisition cost of fixed assets, and not impacted by fair value accounting for business transactions.

1.114	“Technical Support” shall have the meaning set forth in Section 2.10(a).

1.115	“Term” shall have the meaning (a) with respect to this Agreement, as set forth in Section 7.1 and (b) with respect to a Facility Addendum, as set forth in Section 7.2.

1.116	“Territory” means, with respect to a given Product, the countries set forth in the applicable Facility Addendum for such Product.

1.117	“Third Party” means a Person other than Manufacturer, Customer or their respective Affiliates.

1.118	“Third-Party Claim” shall have the meaning set forth in Section 10.3(a).

1.119	“Triggering Event” shall have the meaning set forth in Section 2.5(a).

1.120

“VAT” means (A) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (B) any other Tax of a similar nature, however denominated, to the Taxes referred to in clause (A) above, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in clause (A) above, or imposed elsewhere (including goods and services Taxes, but excluding transfer Tax, stamp duty and other similar Taxes).

1.121	“VMR Products” means all Products that are identified as “VMR Products” in the applicable Facility Addendum.

1.122

“Waste” means all wastes that arise from the manufacture, handling or storage of Product hereunder, or which is otherwise produced through the implementation of this Agreement, including Hazardous Materials.

2.	Supply of Product.

2.1	Agreement to Supply.

(a)

Affiliates and Facility Addenda. Either the entity designated above as Customer or any Affiliate of Customer and either the entity designated above as Manufacturer or any Affiliate of Manufacturer may enter into Facility Addenda under this Agreement. The entities that execute a Facility Addendum are also deemed to be “Customer” and “Manufacturer” (respectively) for all purposes of the Facility Addendum and this Agreement (with respect to the applicable Facility Addendum).

(b)

Supply Pursuant to Facility Addenda. During the Term of each Facility Addendum, Manufacturer shall manufacture and supply Product to Customer for the Territory applicable to such Product on the terms and subject to the conditions of this Agreement and the applicable Facility Addendum. The terms of this Agreement shall be incorporated by reference into each Facility Addendum that may be executed by the Parties or, as described in Section 2.1(a), their respective Affiliates. During the term of this Agreement, Customer may request that Manufacturer manufacture and supply to Customer clinical trial material, and the Parties shall negotiate in good faith the terms and conditions of such manufacturing and supply arrangement applying the terms and conditions of this Agreement to the extent mutually agreeable.

(c)

Hierarchy of Terms; Effect of Amendments. In the event of a conflict between the terms of any Facility Addendum and the terms of this Agreement, the terms of this Agreement shall govern and control, except to the extent that the applicable Facility Addendum expressly and specifically states an intent to supersede a specific section of this Agreement on a specific matter. Any amendment to the terms of this Agreement contained in a Facility Addendum shall be effective solely with respect to such Facility Addendum, and not with respect to this Agreement or any other Facility Addendum. Any amendment to the terms of this Agreement shall be effective with respect to all Facility Addenda. Except to the extent otherwise expressly stated in this Agreement, in the event of a conflict between the terms of this Agreement and the terms of the Separation Agreement, the terms of the Separation Agreement shall govern and control.

(d)

Use of Subcontractors. Subject to Section 2.2(a), Manufacturer shall manufacture and supply Product itself or through its Affiliates, in each case, at the applicable Facilities (and such other facilities as may be specified in the applicable Facility Addendum with respect to applicable Products). With respect to those Third-Party contractors, subcontractors or service providers used by Manufacturer or its Affiliates in the manufacturing or supply of a given Product immediately prior to the Effective Date, Manufacturer may engage such Third-Party contractors, subcontractors or service providers to perform the same activities for such Product under this Agreement without first obtaining Customer’s prior written consent. For the avoidance of doubt, the use of any Third-Party contractors, subcontractors or service providers other than in the manner expressly permitted pursuant to this Section 2.1(d) must be approved in advance in writing by Customer, such approval not to be unreasonably withheld, conditioned or delayed. Manufacturer shall be liable for all actions and omissions of its contractors, subcontractors and service providers, and any breach of the terms and conditions of this Agreement by such contractors, subcontractors or service providers shall be deemed a breach of the terms and conditions by Manufacturer under this Agreement. For the avoidance of doubt, as of the Effective Date, as between Manufacturer and Customer, Manufacturer will be solely responsible for maintaining and establishing relationships with the Third-Party contractors, subcontractors or service providers used in the manufacturing or supply of Product (other than the manufacturing or supply of Buy-Sell Materials or Customer-Supplied Materials).

(e)	Exclusivity.

(i)

Customer Exclusivity. During the Exclusivity Period, on a Product SKU-by-Product SKU and country-by-country basis within the applicable Territory, Customer shall purchase from Manufacturer, in accordance with the terms and conditions of this Agreement, at least the Exclusive Purchase Requirement of its requirements for such Product SKU in such country; provided, however, that In-Flight or Shared Volume Products shall be excluded from the exclusivity requirements set forth in this Section 2.1(e)(i). Following the Exclusivity Period (and during the Exclusivity Period, with respect to Product SKU quantities in excess of the Exclusive Purchase Requirement in accordance with the preceding sentence), nothing in this Agreement shall prevent Customer or any of its Affiliates from manufacturing Product for itself, or having Product manufactured by a Third Party, including in amounts in addition to the Purchase Orders for Product issued to Manufacturer in accordance with this Agreement. For clarity and notwithstanding anything contained herein, nothing in this Section 2.1(e)(i) (A) is intended to be inconsistent with Section 2.4(e)(i) or to otherwise indicate that Customer is subject to any requirement to purchase Product under this Agreement or (B) is intended to prevent Customer from qualifying a back-up supplier for any Product during the Exclusivity Period.

(ii)

Upon request by Manufacturer, which Manufacturer may make from time to time during the Term but not more than once during any quarter of a Fiscal Year, Customer shall provide to Manufacturer within thirty (30) days of such request a certification attesting to Customer’s compliance with its Exclusive Purchase Requirement obligations pursuant to Section 2.1(e)(i) and signed by a representative of Customer with a title of Vice President or more senior.

2.2	Use of Facility, Equipment, Molds and Tooling.

(a)

Facilities. For each Product, Manufacturer shall perform all manufacturing activities and all storage activities at the Facilities set forth in the Facility Addendum applicable to such Product. Manufacturer may use any other facility for the manufacture and storage of Products if (i) such facility has been approved for such manufacture by all applicable Governmental Authorities and (ii) Manufacturer obtains Customer’s prior written consent with respect to the use of such other facility as set forth in Section 4.3(a) (such approval not to be unreasonably withheld, conditioned or delayed). The Parties shall agree to either execute a new Facility Addendum or amend an existing Facility Addendum in order to include such facility. Manufacturer shall notify Customer of its intent to use any alternate facility as soon as reasonably practicable.

(b)

Purchase and Installation of Equipment, Dedicated Change Parts and Tooling. Subject to this Section 2.2(b), Manufacturer shall be responsible for (i) purchasing, installing and validating at the Facilities all new equipment, dedicated change parts and tooling; (ii) modifications to existing equipment, dedicated change parts and tooling necessary for the manufacture, packaging, labeling and Delivery of Product hereunder; and (iii) maintenance of all such equipment, dedicated change parts and tooling, and all costs and expenses associated therewith; provided that in no event shall Manufacturer be required to purchase any new equipment, install any equipment purchased or requested by Customer or add (or, for clarity, allocate or dedicate) any additional manufacturing or storage capacity in connection with Customer’s requests for additional capacity for manufacturing or for other activities to be carried out by Manufacturer hereunder not otherwise expressly provided for hereunder or in an applicable Facility Addendum. If Customer makes such a request for additional equipment or capacity, then the Parties shall promptly meet and discuss Customer’s request in good faith, including an appropriate allocation of costs between the Parties with respect thereto.

2.3	Capacity.

Subject to Section 2.2(b), Manufacturer shall devote adequate manufacturing capacity to be capable of manufacturing and supplying Product to Customer in accordance with the provisions of this Agreement and the Facility Addenda. Manufacturer shall promptly notify Customer if Manufacturer reasonably believes its existing capacity and demands thereon would prevent it from meeting Customer’s anticipated Product requirements as set forth in any Forecast that conforms to the requirements set forth in Section 2.4.

2.4	Forecasts and Purchase Orders.

(a)

VMR Products Forecasting and Purchase Orders. With respect to the VMR Products, the processes and mechanisms by which Forecasts are prepared and Purchase Orders are issued shall be as set forth in the applicable Facility Addenda and the remainder of this Section 2.4 shall not apply with respect to such VMR Products as applicable.

(b)

Make to Order Product Forecasts. Except as otherwise set forth in a Facility Addendum, in each calendar month during the Term of a Facility Addendum, Customer shall provide to Manufacturer a rolling Product SKU-level forecast of its estimated requirements of Make to Order Products for the eighteen (18)-month period commencing with the month in which such forecast is provided (each, a “Forecast”). In the event Customer delivers a Forecast where the allocation of Product requirements over the time period of the Forecast are not consistent with historical trends, at Manufacturer’s request, the Parties will meet to discuss the Forecast in good faith in the context of previous allocations of Product requirements. Such Forecasts represent Customer’s reasonable estimates of the quantity of Products it will require during the applicable period covered by each such Forecast. Except as otherwise set forth in a Facility Addendum, each Forecast shall be a non-binding forecast and for informational purposes only, except that: (i) the portion of such Forecast covering the first three (3) calendar months reflected therein (the “Binding Forecast Period”) shall be binding and shall constitute a firm order for the quantity of each Product specified therein (each, a “Firm Order”), (ii) each of months four (4) through six (6) of a given Forecast may not differ by more than twenty-five percent (25%) (whether positive or negative) from the quantity of such Product set forth in those months in the previous Forecast, and (iii) each of months seven (7) through twelve (12) of a given Forecast may not differ by more than fifty percent (50%) (whether positive or negative) from the quantity of such Product set forth in those months in the previous Forecast. For the avoidance of doubt, (1) this subsection (b) applies to Forecasts for API and Bulk Drug Product and (2) the Forecast with respect to Finished Product shall apply to the roll-up level of the Bulk Drug Product that is incorporated into the Finished Product.

(c)

Make to Order Purchase Orders. Manufacturer shall provide Product to Customer pursuant to Purchase Orders issued by Customer to Manufacturer, which Purchase Orders will be issued on a Product SKU-by-Product SKU basis, not to exceed one (1) Purchase Order per Product SKU per calendar month unless otherwise agreed between the Parties in advance in writing. No verbal communications or e-mail shall be construed to mean a commitment to purchase Product. Customer shall be required to order pursuant to a Purchase Order at least the amount of Product set forth in the Firm Order for such Product in the applicable calendar month. Manufacturer shall provide to Customer such quantities of Product as may be ordered by Customer pursuant to such Purchase Orders, up to one hundred ten percent (110%) of the quantity set forth in the most recent Forecast for the applicable period. In the event that Customer orders quantities of Product above one hundred ten percent (110%) of the quantity set forth in the most recent Forecast for the applicable period (such quantities above one hundred ten percent (110%) referred to as “Additional Quantities”), Manufacturer shall use its commercially reasonable efforts, but shall not be obligated, to supply such Additional Quantities. For purposes of this paragraph, the most recent Forecast for any given month shall mean the Forecast submitted by Customer in the month prior to the month in which the applicable Purchase Order is issued. All Purchase Orders shall specify the quantity and description of Products ordered, the applicable Facility where such Products will be Delivered, the required delivery date (subject to the provisions of Section 2.4(d)), and the manner of Delivery (including the carrier to be used).

(d)

Delivery Date. Unless expressly set forth to the contrary in a Facility Addendum, Customer will issue Purchase Orders for Product no later than a period equal to the Binding Forecast Period prior to the required delivery date. By way of example only, if the Binding Forecast Period is the first three (3) months of a Forecast with respect to a Product, then Customer will issue Purchase Order for such Product no later than three (3) months prior to the required delivery date.

(e)	No Minimum Purchase Obligation; Minimum Order Quantities.

(i)

No Obligation. Without limiting Customer’s obligations under Section 2.1(e), 2.4(b), 2.4(c), 2.4(d) or 2.4(e)(ii), Manufacturer hereby acknowledges and agrees that Customer is not otherwise obligated to purchase any minimum or specific quantity, volume or dollar amount of Product under any Facility Addendum unless expressly set forth in the applicable Facility Addendum.

(ii)

Minimum Order Quantities. Notwithstanding Section 2.4(e)(i), Customer acknowledges and agrees that (A) each Purchase Order Customer places hereunder for Product that is either API or Bulk Drug Product shall be equal to, or a whole multiple of, the Batch Size for such applicable Product as set forth in the applicable Facility Addendum and (B) each Purchase Order that Customer places hereunder for Product that is Finished Product shall be equal to or greater than the Minimum Order Quantity for such applicable Product as set forth in the applicable Facility Addendum; provided that, where Customer places Purchase Orders under (B) above that exceed the applicable Minimum Order Quantity, Customer shall place such Purchase Orders for such excess quantities in Increments above the Minimum Order Quantity as specified in the applicable Facility Addendum. As used herein, “Batch Size” means the production quantity for a given run of a Product SKU and “Increments” means the quantity step change above the applicable Minimum Order Quantity, in each case, as specified in the applicable Facility Addendum.

(f)

Acceptance and Rejection of Orders. Within ten (10) Business Days of receipt of a Purchase Order, Manufacturer may reject such Purchase Order by written notice to Customer only on the basis that it is inconsistent with the terms of this Agreement, including a Purchase Order containing (i) a delivery schedule that is inconsistent with Section 2.4(d), (ii) a Product quantity that is inconsistent with Section 2.4(e)(ii), (iii) a Product quantity that is less than the Firm Order for the applicable period or (iv) subject to Section 2.4(c), a Product quantity that is more than one hundred ten percent (110%) of the Forecast for the applicable period. Manufacturer shall be deemed to have accepted Customer’s Purchase Order for Products in the event it either (a) indicates its acceptance of Customer’s Purchase Order in writing or (b) does not indicate its rejection of a Purchase Order within ten (10) Business Days of receipt pursuant to this Section 2.4(f).

(g)

Changes to Purchase Orders. Purchase Orders, once submitted to Manufacturer, may be amended only by mutual written agreement of the Parties; provided that Manufacturer shall exercise its commercially reasonable efforts to comply with proposed amendments to Purchase Orders that Customer may request after sending a Purchase Order to Manufacturer.

(h)

Cancellations. In the event that Customer cancels all or part of a Purchase Order (provided that a cancellation shall be deemed to have occurred to the extent that Customer fails to issue a Purchase Order with respect to the full amount of Product contemplated by any portion of a Forecast with respect to the Binding Forecast Period) and such cancellation is not due to Manufacturer’s breach of this Agreement or any Facility Addendum, Manufacturer will use good faith efforts to reallocate capacity and mitigate any resultant costs of such cancellation and, unless otherwise set forth with respect to the relevant cancelled Product under the applicable Facility Addendum, Customer will be charged for one hundred percent (100%) of any and all non-cancellable Third-Party costs actually and reasonably incurred by Manufacturer in accordance with this Agreement prior to cancellation for materials or services related to the cancelled portion of the Purchase Order for which reasonably acceptable documentation is submitted by Manufacturer to Customer.

(i)

Conflicts. In the event of any conflict between the provisions of this Agreement and any Customer Purchase Order, Manufacturer’s acceptance form or Manufacturer’s invoice form or any similar such forms, the provisions of this Agreement shall govern and control.

(j)

Product Inventory as of Effective Date. Promptly following the Effective Date, Manufacturer shall provide Customer with a Product inventory report organized by Facility, lot number, remaining shelf life, and such other data points with respect to such Product inventory as Customer may request. For the avoidance of doubt, (i) Manufacturer shall be entitled to fill Purchase Orders with such inventory that complies with the terms and conditions of this Agreement, including Section 5.2, and (ii) the Parties shall meet to discuss in good faith the disposition of all such Product inventory that does not meet the criteria set forth in (i) above.

2.5	Failure to Supply.

(a)

Capacity Allocation. In the event that Manufacturer fails to manufacture and deliver Product in accordance with accepted Purchase Orders or applicable Specifications, Manufacturer shall notify Customer promptly, including details of the reasons for the failure and Manufacturer’s estimated timeline of when the failure will be corrected. Manufacturer shall be solely responsible for undertaking commercially reasonable measures to minimize any shortage of Product delivered to Customer as a result of such manufacturing issues. If Manufacturer fails to manufacture and deliver Product in accordance with accepted Purchase Orders or applicable Specifications by the delivery date specified in the applicable Purchase Order(s) in accordance with Section 2.4(d), other than due to a Force Majeure Event, (i) for a period of two (2) or more months past such delivery date four (4) or more times in any rolling twelve (12) month period, or (ii) for a period of four (4) or more months past such delivery date on one occasion (each of (i) and (ii), a “Triggering Event”), then Manufacturer shall use its best efforts to allocate on a quarterly basis its manufacturing capacity and Product Materials to the manufacture and supply of Products for Customer on a ratable basis based on the use of each during the twelve (12)-month period immediately preceding such Triggering Event (or either (1) the Term of the applicable Facility Addendum, if the Term is less than twelve (12) months, or (2) such other period set forth in the applicable Facility Addendum); provided that (A) if Customer’s Minimum Order Quantity for the applicable Product(s) exceeds its ratable allocation of manufacturing capacity or Product Materials (as applicable) for the applicable quarter, Customer shall continue to accrue its allocation of capacity until such quarter when Customer’s allocation of capacity is equal to or greater than its accrued allocation of capacity and (B) this Section 2.5(a) shall not apply to the extent that Customer fails to timely provide adequate Customer-Supplied Materials or Buy-Sell Materials to Manufacturer in accordance with Section 12. For the avoidance of doubt, Manufacturer shall notify Customer promptly in writing of any anticipated Triggering Event when Manufacturer has reason to believe that such Triggering Event is likely to occur and provide such information with respect to such anticipated Triggering Event as Customer may reasonably request.

(b)

Suspension of the Exclusive Purchase Requirement. In the event of a Triggering Event, Customer’s Exclusive Purchase Requirement with respect to each and every Product that is the subject of the Triggering Event shall be temporarily suspended until such time as Manufacturer notifies Customer that Manufacturer is able to resume the manufacture and supply of the subject Product(s) on the terms and conditions of this Agreement (such period referred to as the “Exclusive Purchase Requirement Suspension Period”); provided that, (i) during such Exclusive Purchase Requirement Suspension Period, Customer shall use commercially reasonable efforts to limit its orders for the subject Product(s) to the quantities specified in the last Forecast that preceded the Triggering Event for the applicable period(s) and promptly notify Manufacturer in the event and to the extent that Customer’s orders exceed such quantities specified in such Forecast and (ii) Customer shall be entitled to take delivery of Product(s) ordered during the Exclusive Purchase Requirement Suspension Period even if such delivery is scheduled for or actually occurs subsequent to the Exclusive Purchase Requirement Suspension Period.

(c)

Modification of the Exclusive Purchase Requirement. Upon the expiration of the Exclusive Purchase Requirement Suspension Period, Customer shall use commercially reasonable efforts to resume ordering from Manufacturer, on a Product-by-Product basis, the subject Product(s) in accordance with Customer’s Exclusive Purchase Requirement during the Exclusivity Period.

(d)

Business Continuity. Manufacturer shall maintain a written business continuity plan to be able to assure supply of Product to Customer in the event of a disruption to supply from the primary location or Facility of manufacture, including any disruption resulting from a Force Majeure Event and make such plan available from time to time upon Customer’s request.

(e)

Remedies. Customer shall have the right to terminate this Agreement on an affected Product-by-affected Product basis immediately upon written notice to Manufacturer in the event a Triggering Event (under clause (ii) thereof) continues for more than one hundred and eighty (180) days. Customer shall also have the right to cancel orders for any quantities of Product affected by any Triggering Event effective upon notice to Manufacturer, and Customer shall have no further obligations to purchase any such cancelled quantities of Product. In the event a Triggering Event occurs during the Exclusivity Period, Manufacturer shall, at Manufacturer’s cost and expense, provide such assistance as is reasonably requested by Customer to assist any alternate manufacturer in meeting Customer’s requirements for the Product until Manufacturer has remedied the cause of such Triggering Event and is able to supply Product to Customer in its requested quantities. Such assistance shall include providing, subject in all cases to Section 2.10(h), Technical Support in respect of the affected Product(s). In the event of a Triggering Event, Manufacturer shall be liable for any actual amounts that Customer is contractually required to pay to any Third-Party customer of Customer that result from Customer’s inability to supply the affected Product to such Third-Party customer as a direct result of such Triggering Event; provided that (1) Customer shall provide to Manufacturer appropriate evidence of such amounts (including invoices from the applicable customers) and the applicable contractual requirements (redacted, in each case, of information pertaining to pricing and other commercial terms that are not directly related to the claimed amounts), it being understood and agreed that, upon request, Manufacturer will enter into customary confidentiality arrangements prior to such information being shared and (2) Manufacturer shall not be liable for any such amounts in the aggregate in any Fiscal Year in excess of the aggregate Conversion Cost Markup during such Fiscal Year with respect to all Products manufactured at the Facility that is the subject of the applicable Triggering Event. “Conversion Cost Markup” means, for a Product for any Fiscal Year, ten percent (10%) of the product of (A) Manufacturer’s Standard Conversion Cost for such Product for such Fiscal Year and (B) the quantity of such Product ordered by Customer for delivery during such Fiscal Year. The rights of Customer set forth in this paragraph are in addition to any other rights set forth in this Agreement.

2.6	Delivery; Risk of Loss.

(a)

Delivery. Unless otherwise set forth in the applicable Facility Addendum, Manufacturer shall deliver Product to Customer FCA (Incoterms 2010) at the applicable Facility, and all Purchase Orders will be deemed to have been completed when the quantity of Product made available to Customer at the applicable Facility is between ninety percent (90%) and one hundred and ten percent (110%) of the quantity of Product set forth in any accepted Purchase Order (each such event, a “Delivery”). Delivery shall occur by or within the delivery date(s) set forth in the applicable Purchase Order or such other date as may be agreed to in writing by the Parties from time to time. Without limiting Customer’s rights and remedies under Section 4.8, Manufacturer acknowledges and agrees that, unless such early Delivery was agreed upon by the Parties in writing, Manufacturer shall provide Customer with such data as Customer may reasonably request from time to time for measures of key performance indicators (KPI).

(b)	Certificates of Compliance. Manufacturer shall include certificates of compliance and certificates of analysis with all Delivery of Product or prior to Delivery upon reasonable request of Customer.

(c)	Title. Unless otherwise set forth in the applicable Facility Addendum, title to Product and risk of loss or damage shall pass to Customer upon Delivery to Customer pursuant to Section 2.6(a).

2.7	Procurement of Materials.

(a)

Manufacturer shall order and maintain sufficient quantities of all Product Materials, including safety stock as required by the applicable Facility Addendum, to enable Manufacturer to manufacture and Deliver Product in accordance with its Delivery obligations under this Agreement and the applicable Facility Addendum. With respect to those Third Party suppliers of Product Materials used by Manufacturer or its Affiliates in the ordinary course in the manufacturing or supply of a given Product immediately prior to the Effective Date (“Manufacturer Third Party Suppliers”), Manufacturer shall be permitted to purchase solely the same Product Materials from such Manufacturer Third Party Suppliers in connection with its activities under this Agreement without first obtaining Customer’s prior written consent. Any other Third-Party supplier for Product Materials (or procurement of a different Product Material from any Third-Party supplier) must be approved in advance in writing by Customer (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, as of the Effective Date, as between Manufacturer and Customer, Manufacturer will be solely responsible for maintaining and establishing relationships with the Third-Party suppliers of Product Materials. The costs of all such Product Materials shall be included in the Price of the applicable Product.

(b)

Unless otherwise set forth in the applicable Facility Addendum for a specific Product, Customer shall have no liability for excess or obsolete Product Materials purchased by Manufacturer, (x) except as set forth in Section 2.4(h) or Section 7.9 or (y) unless the excess or obsolescence is caused by a change to the specifications for such Product Materials or the Specifications of a given Product in accordance with this Agreement after such Product Materials have been purchased by Manufacturer based upon a Firm Order or accepted Purchase Order).

(c)

Customer understands and acknowledges that (i) certain Product Materials have a limited shelf-life, are long lead time items, and are subject to minimum order quantities specified by the applicable supplier and (ii) Manufacturer will rely on the Firm Orders and Forecasts to order Product Materials required to meet the Firm Orders (plus safety stock for certain Product Materials of a Product as reasonably determined by Manufacturer). In addition, Customer understands that, to ensure an orderly supply of the Product Materials, Manufacturer may elect to purchase the Product Materials in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods; provided, however, that Customer shall not have any liability with respect to any purchase by Manufacturer or any of its Affiliates of labeling or packaging materials (including labels, cartons and leaflets) in excess of the amount required to meet the Firm Order applicable at such time plus the amount of applicable Product forecasted to be ordered in months four (4) through six (6) of the Forecast applicable at such time.

(d)

Manufacturer must review with Customer any assessment made (or related action proposed to be taken) by Manufacturer related to rejection or destruction of any Customer-Supplied Materials, Buy-Sell Materials, Product, or Product Materials intended for Customer’s Product to discuss viability for commercial use.

2.8	Product Samples.

If representative lot samples of production batches of Product are requested by Customer in order to satisfy its obligations under applicable Law, including any regulatory requirements, or to any Governmental Authority, then Manufacturer shall provide Customer (or any such Third Party as Customer shall designate) with representative lot samples of each production batch of Product promptly upon Customer’s request. Customer shall be entitled to review, upon reasonable prior written notice, all manufacturing Records relating to such samples, including all analytical procedures and cleaning validation relating to the equipment used in connection with the manufacture of the samples. Such Product samples shall be Delivered to Customer (or such Third Party as Customer shall designate) in accordance with the provisions set forth in Section 2.6(a) and at the Price as determined in accordance with the terms of Section 3. Customer shall pay for such samples when invoiced in accordance with Section 3.5.

2.9	Storage.

Manufacturer will store Products, Buy-Sell Materials, Product Materials, and Customer-Supplied Materials in accordance with the requirements of the Quality Agreement. With respect to those Third-Party warehouses used by Manufacturer or its Affiliates in the ordinary course for the storage of a given Product, Buy-Sell Materials, Product Materials, or Customer-Supplied Materials immediately prior to the Effective Date, Manufacturer may engage such Third-Party warehouse to perform the solely same activities for such Product, Buy-Sell Materials, Product Materials, and Customer-Supplied Materials under this Agreement without first obtaining Customer’s prior written consent. The use of any Third Party warehouse for the storage of any Product, Buy-Sell Materials, Product Materials, or Customer-Supplied Materials other than in the manner expressly permitted pursuant to this Section 2.9 must be approved in advance in writing by Customer, such approval not to be unreasonably withheld, conditioned or delayed. Manufacturer shall obtain the right for Customer to audit, at Customer’s expense, any such Third-Party warehouse upon reasonable prior advance written notice and during normal business hours. Manufacturer has no obligation to store Product more than fifteen (15) Business Days following the requested delivery date for such Product; provided that (a) Manufacturer shall be obligated to store Product for such longer period as may be reasonably necessary for Customer to arrange transportation for such Product in the event that Manufacturer experiences delays in the manufacture, release, or supply of a particular Product that results in the delivery of a quantity of Product that exceeds historical or Forecast quantities of Product for the applicable period and; (b) with respect to any Product that Customer reasonably believes should not be released by Manufacturer, Manufacturer shall store such Product until the Parties’ definitive resolution pursuant to this Agreement and the Quality Agreement as to whether such Product should be released. At the expiration of the applicable time frame in the preceding sentence, notwithstanding any provision of this Section 2.9 to the contrary, Manufacturer may transport and store the subject Product at a Third-Party warehouse at Customer’s expense.

2.10	Transitional Support.

(a)

On a Product-by-Product basis, Customer may elect, upon written notice to Manufacturer, for Manufacturer to provide Customer with reasonable technical support, as more fully set forth in this Section 2.10, to transfer production of a given Product or Products to a Customer facility or a facility of an alternative source of supply as designated by Customer (such support, “Technical Support” and such facility, the “Receiving Site”). Customer may make such election for Technical Support at any time during the Term (including in the event of a Triggering Event under Section 2.5(a) or in advance of any expiration of this Agreement) or promptly after the termination or expiration of this Agreement but in no event more than ninety (90) days following the effective date of such termination or expiration. Such reasonable Technical Support shall consist of:

(i)

supply of a technical package to facilitate the transfer of all relevant manufacturing information for such Product(s) to the Receiving Site, including formulation descriptions, manufacturing instructions, Specifications, methods, data required for applicable regulatory submissions and facility qualification, and material supplier information, as applicable, except for any information that is subject to confidentiality obligations owing to a Third Party; provided that the technical package will not include any manufacturing information, including formulation descriptions, manufacturing instructions, Specifications, methods and material supplier information, that is generally available to or known by the public, can be obtained on reasonable terms from Third Parties or is already available or being utilized by Customer or its Affiliate at one of Customer’s or its Affiliate’s facilities;

(ii)

host site visits to the Manufacturer’s Facility by Customer to observe production of the applicable Product or Products, in each case, at a mutually agreed date and subject to confidentiality procedures or requirements as may be requested or implemented by Manufacturer; provided that the request for each such visit shall be made so as to allow for sufficient advance preparation time and can be accommodated in the requested timeframe without interruption to Manufacturer’s routine production or operations;

(iii)	performance of high-level consultation and answering reasonable queries for Customer through the transfer process; and

(iv)	provision of reasonable Product samples required under applicable Law for transfer activities.

(b)	Customer shall be responsible for identifying and requesting any and all Technical Support that is required from Manufacturer to assure such technology transfer is successful.

(c)

The Parties shall reasonably cooperate and mutually agree to facilitate the provision of any additional reasonable Technical Support with respect to the applicable Product or Products to Customer, including assistance through the transfer process, Manufacturer Personnel visits to the Receiving Site and training and troubleshooting during the Receiving Site’s first production run of the applicable Product or Products, in each case, as and to the extent reasonably agreed by Manufacturer in each instance (and subject to Sections 2.10(d), 2.10(e) and 2.10(f)).

(d)

The Parties will work together in good faith to plan for upcoming and ongoing Technical Support needs and to accommodate such plans in order to maintain ongoing business continuity. In addition, Manufacturer shall have no obligation to hire or retain any individuals or make any capital expenditures in connection with Technical Support, and Manufacturer’s obligation to provide Technical Support is contingent upon the continued employment by Manufacturer of those individuals capable of providing such Technical Support. Manufacturer may terminate its obligation to provide any Technical Support with respect to the applicable Product under this Agreement if Customer or any of its Affiliates hires any Manufacturer Personnel involved in providing Technical Support to Customer hereunder (without limiting any applicable non-solicitation obligations of Customer pursuant to the Business Combination Agreement).

(e)

Customer shall be solely responsible for any and all regulatory or other Governmental Authority requirements, activities and related costs and expenses that arise in conjunction with any Technical Support, technology transfer of production or production of each Product to or at the Receiving Site. These activities may also include, but are not limited to, creation of additional data or technical information, analytical method modifications or other work of a technical nature required to support regulatory queries or contemporary standards and guidelines driven by the manufacturing transfer (subject to Section 8.2).

(f)

Subject to Section 2.5(e), Customer is responsible for, and shall promptly reimburse Manufacturer for, any and all reasonable out-of-pocket costs and expenses incurred by or on behalf of Manufacturer in connection with any Technical Support provided to Customer under this Agreement, including employee costs to be charged at a rate that reasonably approximates the cost of providing the Technical Support, without any intent to cause Manufacturer to make profit or incur loss.

(g)

With respect to each Product for which Manufacturer provides Technical Support under this Agreement, Manufacturer shall provide to Customer any analytical materials and methods in Manufacturer’s possession or control that are required in connection with disclosures to any applicable Governmental Authority to qualify the applicable Product Materials, Buy-Sell Materials, or Customer-Supplied Materials for such Product or such Product itself for release testing to meet the then-current applicable marketing authorization, in each case, subject to Section 13.

(h)

Nothing in this Agreement shall require Manufacturer to provide more than 75 hours per calendar year per Product in connection with any Technical Support. Notwithstanding anything to the contrary herein, except as expressly provided in Section 2.10(g), Manufacturer shall have no obligation to disclose, license or otherwise provide confidential or proprietary information of Manufacturer, its Affiliates or any Third Party in connection with this Agreement or any Technical Support or technology transfer therein.

3.	Price; Payment; Price Adjustments; Taxes.

3.1	Price.

(a)

Initial Price. On a Fiscal Year-by-Fiscal Year basis, Customer shall purchase each Product from Manufacturer at the Price for such Product for such Fiscal Year, as determined in accordance with the terms of this Section 3. The Price for each Product during the Initial Price Term (such Price, the “Initial Price” for such Product) is set forth in the Facility Addendum for such Product. Following the Initial Price Term, the Price of such Product may be adjusted only as set forth in Section 3.1(b) and Section 3.2.

(b)

Price in Extension Periods. In the event that Customer elects to extend the Initial Term of the Agreement or of a Facility Addendum, the Price for each applicable Product in any Extension Period shall be one hundred percent (100%) of Manufacturer’s Standard Product Materials Cost plus one hundred and ten percent (110%) of Manufacturer’s Standard Conversion Cost of such Product, each for the initial Fiscal Year of the first Extension Period with respect to such Product. During each Extension Period, the Price of such Product may be adjusted as set forth in Section 3.2; provided that the initial Fiscal Year of the first Extension Period shall operate as the Facility Conversion Cost Baseline Fiscal Year (as defined below).

(c)

Subject to the limitations and conditions set forth in this Agreement, it is the intention of the Parties that the Price of each Product reflects one hundred percent (100%) of Manufacturer’s Standard Product Materials Cost plus one hundred and ten percent (110%) of Manufacturer’s Standard Conversion Cost of such Product. The Price for each Product will be set forth in the currency specified in the applicable Facility Addendum.

(d)

Changes to the Standard Cost Methodology. Manufacturer shall have the right to change the Standard Cost methodology once per Fiscal Year; provided that any change shall be consistent with the Accounting Method and applied across all products manufactured at the applicable Facility. If Manufacturer elects to change the Standard Cost methodology, Manufacturer shall calculate both (i) the revised Standard Cost using the methodology effective during the then-current Fiscal Year of the Term of the applicable Facility Addendum and (ii) the percentage change in Standard Cost caused by the change in methodology relative to the former methodology. If such Standard Cost methodology change results in an increase of Facility Conversion Cost for Products manufactured for Customer of more than two percent (2%), then Manufacturer shall revert to the former methodology for purposes of the calculation of Price during such Fiscal Year.

3.2	Price Adjustment.

(a)	Product Materials Adjustment.

(i)

On a Facility-by-Facility basis, with respect to each full Fiscal Year of the Term of the applicable Facility Addendum, the Price of each Product manufactured at the applicable Facility will be updated to reflect one hundred percent (100%) of the full estimated amount of the increase or decrease in the cost of Product Materials for each such Product.

(ii)

In each Fiscal Year of the Term of this Agreement, Manufacturer shall submit a report to Customer by no later than the end of the first quarter of such Fiscal Year setting out the Facility Actual Product Materials Cost with respect to each Facility for the prior Fiscal Year. In the event that the Facility Actual Product Materials Cost differs from the Facility Estimated Product Materials Cost, when adjusted to reflect actual volume, then Manufacturer shall issue either (A) an invoice to Customer for any amounts owed by Customer to Manufacturer or (B) a credit memo for amounts owed by Manufacturer to Customer reflecting the difference between the Price as invoiced and an adjusted Price for such Fiscal Year;

provided, however, that any such adjustment made in accordance with the foregoing shall be subject in all cases to the provisions of Section 3.2(e). Customer shall pay all undisputed amounts due in the currency specified in the applicable Facility Addendum within sixty (60) calendar days from the date of the invoice. If Customer disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute, and in such event Customer shall notify Manufacturer of the amount and nature of the dispute. Payment by Customer of any amount reflected in any invoice shall not result in a waiver of any of Customer’s rights under this Agreement.

(b)	Conversion Cost Adjustments.

(i)

Subject to the remainder of this Section 3.2(b), on a Facility-by-Facility basis, if the Facility Conversion Costs of a Facility during any Fiscal Year following the first full Fiscal Year of the Term of the applicable Facility Addendum (such Fiscal Year, a “Facility Conversion Cost Adjustment Fiscal Year”) are estimated to be (a) less than seventy-five percent (75%) of the Facility Conversion Costs for the Facility Conversion Cost Baseline Fiscal Year (as defined below) or (b) greater than one hundred and twenty-five percent (125%) of the Facility Conversion Costs for the Facility Conversion Cost Baseline Fiscal Year (clauses (a) and (b) referred to collectively as the “Facility Conversion Cost Threshold”), when adjusted to reflect a constant volume between the Facility Conversion Cost Adjustment Fiscal Year and the Facility Conversion Cost Baseline Fiscal Year, then the Price for such Product will be updated beginning with such Facility Conversion Cost Adjustment Fiscal Year to reflect one hundred and ten percent (110%) of the increase or decrease in Facility Conversion Costs. An example calculation of the foregoing Price adjustment is attached hereto as Attachment G. Subject to the last sentence of Section 3.1(b), the “Facility Conversion Cost Baseline Fiscal Year” shall be, as of the Effective Date, 2019 budget volumes and costs as summarized in the applicable Facility Addenda; provided that in each instance in which the Price is adjusted in accordance with the immediately preceding sentence of this Section 3.2(b)(i), the Facility Conversion Cost Baseline Fiscal Year shall be the applicable Facility Conversion Cost Adjustment Fiscal Year.

(ii)

In the event that Price is adjusted as a result of a change to Facility Conversion Cost under Section 3.2(b)(i), the Facility Conversion Cost Threshold for all remaining Fiscal Years in the Initial Term (or Extension Periods as appropriate) will be reduced such that if Facility Conversion Costs of a Facility during any Facility Conversion Cost Adjustment Fiscal Year are estimated to be (a) less than eighty percent (80%) of the Facility Conversion Costs for the Facility Conversion Cost Baseline Fiscal Year or (b) greater than one hundred and twenty percent (120%) of the Facility Conversion Costs for the Facility Conversion Cost Baseline Fiscal Year, then the Price for such Product will be updated beginning with such Facility Conversion Cost Adjustment Fiscal Year to reflect the full estimated amount of the increase or decrease in Conversion Cost.

(iii)

Notwithstanding anything to the contrary in this Section 3.2(b), Manufacturer shall not have the ability to adjust the Price to reflect actual volume for Products in a Facility to the extent that Customer has reduced its demand for one or more Products in such Facility due to Manufacturer’s breach of or other failure to supply under this Agreement or the applicable Facility Addendum.

(iv)

In each Fiscal Year following the first full Fiscal Year of the Term of this Agreement, Manufacturer shall submit a report to Customer by no later than the end of the first quarter of such Fiscal Year setting out the actual volume of Product for each Facility for the prior Fiscal Year. In the event that the actual Facility Conversion Costs demonstrate that the then applicable Facility Conversion Cost Threshold has been exceeded, and Manufacturer had not previously adjusted the applicable Price in accordance with this Section 3.2(b) to account for such adjustment, then Manufacturer shall either issue (A) an invoice to Customer for any amounts owed by Customer to Manufacturer or (B) a credit memo for amounts owed by Manufacturer to Customer reflecting the difference between the Price as invoiced and the adjusted Price for such Fiscal Year; provided, however, that any such adjustment made in accordance with the foregoing shall be subject in all cases to the provisions of Section 3.2(b)(iii). For clarity, any amount owed by Customer to Manufacturer or owed by Manufacturer to Customer shall be one hundred and ten percent (110%) of Manufacturer’s Conversion Cost, reduced by a 20% allowance for variable costs. Customer shall pay all undisputed amounts due in the currency specified in the applicable Facility Addendum within sixty (60) calendar days from the date of the invoice. If Customer disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute, and in such event Customer shall notify Manufacturer of the amount and nature of the dispute. Payment by Customer of any amount reflected in any invoice shall not result in a waiver of any of Customer’s rights under this Agreement.

(c)

Notwithstanding the above, the price for Buy-Sell Materials will be updated annually in each year following the first Fiscal Year to reflect one hundred percent (100%) of the full estimated amount of the cost of Buy-Sell Materials to Manufacturer. Customer may not change the price of Buy-Sell materials during any Fiscal Year. Upon any notification by Customer to Manufacturer of any reduction in the price of Buy-Sell Materials for the upcoming Fiscal Year, Manufacturer shall submit to Customer an inventory of such Buy-Sell Materials on hand and a calculation of the positive difference between the aggregate price for such Buy-Sell Materials applying the price for the current Fiscal Year and the aggregate price for such Buy-Sell Materials applying the price for the upcoming Fiscal Year. Customer shall promptly and in no event later than sixty (60) days issue to Manufacturer a credit memo in the amount of such positive difference reflected in Manufacturer’s notice.

(d)

The increases or decreases described in this Section 3.2 shall be determined by Manufacturer in a manner consistent with the accounting methodologies used by Manufacturer as of the Effective Date and shall be based on the applicable Forecasts provided by Customer in July of the applicable Fiscal Year and applied consistently across Manufacturer’s entire manufacturing operations for the full Facility.

(e)

Manufacturer shall notify Customer of any estimated expected changes to Prices for the upcoming Fiscal Year by no later than June 1 of the then-current Fiscal Year and shall notify Customer of any actual changes to Prices for the upcoming Fiscal Year by no later than October 30 of the then-current Fiscal Year. Between June 1 and October 30, the Parties will engage in ongoing discussions to ensure that any final changes to Prices for the applicable Fiscal Year conform to the terms and conditions of this Agreement. Manufacturer will promptly respond to Customer’s inquiries regarding any proposed changes to the Price of Products and provide reasonable documentation to Customer supporting the estimated or actual change in such Prices. Any actual, adjusted Price of each Product shall become effective on the first day of the first month of such upcoming Fiscal Year.

(f)	Any disputes relating to changes in Price for a given Product will be resolved pursuant to Section 3.4.

3.3	Cost Improvement.

At Customer’s reasonable request, Manufacturer and Customer agree to discuss in good faith the implementation of possible cost reduction opportunities with the objective to reduce the net Price of Product. Without limiting the generality of the foregoing, Manufacturer shall use commercially reasonable efforts to reduce the price of Product Materials.

3.4	Price Review and Audit Procedure.

(a)

Manufacturer shall maintain complete and accurate Records that fairly reflect the relevant costs and calculations used to determine the Price of each Product and shall retain such Records for a period of not less than three (3) years after the applicable Product was manufactured and delivered hereunder. With respect to a Price change under Section 3.2 for any Product in an upcoming Fiscal Year, if Customer requests such a review in writing within thirty (30) days following notice to Customer of such change, then: (i) the Parties shall reasonably discuss and attempt to resolve any disagreement with respect thereto and (ii) if such disagreement is not resolved within thirty (30) days following commencement of such discussions, Customer shall have the right, no more than one (1) time per Fiscal Year each for the subject of (1) and (2) below and on no less than thirty (30) days’ notice to Manufacturer, to appoint a reputable and internationally recognized independent Third-Party audit firm reasonably acceptable to Manufacturer (and which agrees to be bound by Manufacturer’s customary confidentiality agreement) to audit such relevant Records, during normal business hours and on a confidential basis, to verify that, either (1) the change in the relevant Products’ Price for an applicable Facility for the upcoming Fiscal Year, as applicable, or (2) the true-up determination with respect to (x) the estimated and actual Facility Conversion Costs of a Facility with respect to any Fiscal Year or (y) the Facility Estimated Product Materials Cost and the Facility Actual Product Materials Cost with respect to any Fiscal Year, was accurately and equitably calculated by Manufacturer in accordance with this Agreement; provided that Customer shall be deemed to have waived its right for such a review if Customer does not make such request within thirty (30) days following delivery of Manufacturer’s notice to Customer of such increase. For the avoidance of doubt, any such audit initiated by Customer in accordance with clause (ii) above shall include in the scope of audit all of the Products manufactured at the applicable Facility, and not be limited in scope to the discrete Product(s) in question. Subject to Section 3.4(b)(2), Customer shall bear all costs and expenses of conducting such an audit, and such accounting firm shall work on an hourly or flat fee basis without a contingency fee or other performance or bonus fee. Such accounting firm shall, as promptly as practicable, provide in writing (I) a detailed report of such audit to Manufacturer and (II) a separate report limited to the Price for the subject Products in the relevant Fiscal Year as calculated by such accounting firm in accordance with this Agreement to Manufacturer and Customer. The Price for the Products during a Fiscal Year, as calculated by such accounting firm, absent any manifest error, shall be binding upon the Parties with respect to such increase or required payment, as applicable; provided that, within fifteen (15) days of receipt of the audit report, Manufacturer shall have the right to dispute such Price or calculation thereof by submitting written notice to Customer and the accounting firm accompanied by information supporting Manufacturer’s position. Within thirty (30) days of receipt of Manufacturer’s notice of dispute, the accounting firm shall issue its final findings with respect to the Price for the relevant Product in the relevant Fiscal Year and such decision, absent manifest error, shall be binding upon the Parties.

(b)

If, as a result of any audit by Customer pursuant to Section 3.4(a), the aggregate Price calculated by the accounting firm with respect to all Products manufactured at the applicable Facility for a Fiscal Year is:

(i)

less than ninety-five percent (95%) of the aggregate Price for all such Products established by Manufacturer pursuant to Section 3.2 for such Products during such Fiscal Year, then, if Customer has made payments to Manufacturer for such Products at the higher Price established by Manufacturer during such Fiscal Year, Manufacturer shall refund to Customer the overpayment made by Customer; or

(ii)

more than one hundred and five percent (105%) of the aggregate Price for all such Products established by Manufacturer pursuant to Section 3.2 for such Products during such Fiscal Year, then, if Customer has made payments to Manufacturer for such Products at the lower Price established by Manufacturer for such period, Customer shall promptly pay Manufacturer for the amount of the underpayment that should have been paid by Customer;

in each case of clauses (i) and (ii), (1) such payment to be made within sixty (60) days of the owing Party’s receipt of the relevant detailed report and final Price pursuant to Section 3.4(a) and (2) Manufacturer shall be responsible for payment of the applicable accounting firm’s reasonable and actual fees in connection with such audit.

3.5	Invoices and Payment.

Manufacturer shall submit invoices to Customer upon Delivery of Product. All invoices for Products will be in functional currency unless otherwise specified in the applicable Facility Addendum, and all undisputed payments hereunder shall be in full and be made without any withholding, offset or any other deductions. Manufacturer shall include the following information on all invoices: (a) the applicable Purchase Order number and billing address; (b) the quantity of Product delivered (and where applicable, the type, description or part number, if any); (c) the required delivery date specified in the applicable Purchase Order; (d) the actual date of Delivery; (e) the Price; (f) any applicable Taxes, transportation charges or other charges provided for in the applicable Purchase Order; (g) the applicable invoice number; and (h) the Delivery Facility, unless otherwise specified in the Facility Addendum. Subject to Customer’s rights under Section 4.8 to reject Non-Complying Product or Product that is not otherwise Delivered in accordance with the terms of and conditions of this Agreement, Manufacturer shall invoice Customer for Product upon Delivery of the applicable Product in accordance with Section 2.6(a). Customer shall be obligated to pay only for actual quantities of

Product delivered. Unless otherwise set forth in the applicable Facility Addendum with respect to a particular Product or Products, Customer shall pay all undisputed amounts due in the currency specified in the applicable Facility Addendum within sixty (60) calendar days from the date of the invoice. If Customer disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute, and in such event Customer shall notify Manufacturer of the amount and nature of the dispute. Payment by Customer of any amount reflected in any invoice shall not result in a waiver of any of Customer’s rights under this Agreement. If any payment required to be made under this Agreement is not made within twenty (20) days of the applicable date when such payment is due (the “Late Payment Date”), interest shall accrue on such past due amount from the Late Payment Date until the date payment is actually made at a quarterly rate equal to the lesser of (i) the Three-Month U.S. dollar LIBOR (Reuters Page LIBOR01) on the Late Payment Date (or the next Business Day if such Late Payment Date is not a Business Day), and (ii) the maximum rate permitted by applicable Law. Time for any payments hereunder shall be of the essence.

3.6	Taxes.

(a)

All sums payable under this Agreement are exclusive of any amount in respect of VAT. If any action of one Party (the “Supplier”) under this Agreement constitutes, for VAT purposes, the making of a supply to another Party (or a member of that Party’s Group) (the “Recipient”) and VAT is or becomes chargeable on that supply, the Recipient shall pay to the Supplier, in addition to any amounts otherwise payable under this Agreement by the Recipient, a sum equal to the amount of the VAT chargeable on that supply against delivery to the Recipient of a valid VAT invoice issued in accordance with the laws and regulations of the applicable jurisdiction.

(b)

Without duplication of amounts covered by Section 3.6(a), Customer (or the applicable Affiliate) shall be responsible for all VAT, sales, goods and services, use, gross receipts, transfer, consumption and other similar Taxes (excluding, for clarity, Taxes imposed on net income, profits and gains and franchise Taxes), together with interest, penalties and additions thereto (“Service Taxes”), imposed by applicable taxing authorities on the direct sale of Products to Customer or any of its Affiliates or any payment hereunder; provided that such Service Taxes are shown on a valid invoice. If Manufacturer or any of its Affiliates is required to pay any part of such Service Taxes, Manufacturer shall provide Customer with evidence that such Service Taxes have been paid, and Customer (or its applicable Affiliate) shall reimburse Manufacturer for such Service Taxes. Manufacturer shall, upon the reasonable request of Customer, promptly revise any invoice to the extent such invoice was erroneously itemized or categorized. Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) minimize the amount of any Service Taxes imposed on the provision of Services hereunder, including by availing itself of any available exemptions from or reductions to any such

Service Taxes, and (ii) cooperate with the other Party in providing any information or documentation that may be reasonably necessary to minimize such Service Taxes or obtain such exemptions or reductions. If at any time Manufacturer (or any of its Affiliates) receives a refund (or credit or offset in lieu of a refund) of any Service Taxes borne by Customer (or any of its Affiliates), then Manufacturer or its Affiliate receiving such refund or utilizing such credit or offset shall promptly pay over the amount of such refund, credit or offset (net of all reasonable related out-of-pocket costs, expenses and Taxes incurred in respect thereof) to Customer or its applicable Affiliate, it being understood that Customer and its applicable Affiliate shall be liable for (x) any subsequent disallowance of such refund, credit or offset and any related interest, penalties or additions thereto and (y) any reasonable out-of-pocket costs and expenses related to such disallowance.

(c)

The Parties and their Affiliates shall reasonably cooperate to determine whether any Tax withholding applies to any amounts paid under this Agreement and, if so, shall further reasonably cooperate in (i) minimizing the amount of any such withholding Taxes, including by availing itself of any available exemptions from or reductions to any such withholding Taxes, (ii) providing any information or documentation that may be reasonably necessary to minimize such withholding Taxes or obtain such exemptions (including, without limitation, pursuant to any applicable double taxation or similar treaty) or (iii) receiving a refund of such withholding Taxes or claiming a Tax credit therefor. If any such withholding is required by applicable Law, the paying Party (or its applicable Affiliate) shall properly and timely withhold and remit such Taxes to the applicable taxing authority and use reasonable efforts to provide the other Party with a copy of any receipt (where it is common practice for the applicable taxing authority to provide such a receipt) or other documentation confirming such payment, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the receiving Party (or its applicable Affiliate). The paying Party (or its applicable Affiliate) shall not be required to “gross up” any amounts invoiced to the paying Party to account for, or otherwise compensate the receiving Party (or its applicable Affiliate) for, any Taxes that are required to be withheld under applicable Law.

(d)

Where a Party or any member of its Group is required by this Agreement to reimburse or indemnify the other Party or any member of its Group for any cost or expense, the reimbursing or indemnifying Party (or the applicable member of its Group) shall reimburse or indemnify the other Party (or the applicable member of its Group) for the full amount of the cost or expense, inclusive of any amounts in respect of VAT imposed on that amount to the extent properly reflected on a valid invoice, except to the extent that the reimbursed or indemnified Party reasonably determines that it (or such member of its Group), or a member of the same group as it (or such member of its Group) for VAT purposes, is entitled to credit for or repayment of that VAT from any relevant taxing authority.

(e)

For purposes of this Agreement, and except as otherwise specifically provided in this Agreement, Tax matters shall be exclusively governed by the Tax Matters Agreement, and in the event of any inconsistency between the Tax Matters Agreement and this Agreement with respect to Tax matters, the Tax Matters Agreement shall control.

3.7

No Duplicative Payments. Notwithstanding anything to the contrary in this Agreement, no Party (or Affiliate thereof) shall enjoy a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

4.	Manufacturing Standards and Quality Assurance.

4.1	Quality Agreement.

On a Facility-by-Facility and Product-by-Product basis, the Parties will comply with the requirements and provisions set forth in the Quality Agreement applicable to the applicable Facility and Product, the form of which has been attached hereto as Attachment B and, through such attachment, made a part hereof. In the event of a conflict between the terms of the applicable Quality Agreement and the terms of this Agreement, the terms of the Quality Agreement shall govern and control for all quality and regulatory compliance matters and the terms of this Agreement shall govern and control for all other matters.

4.2	Manufacturing Standards.

Manufacturer shall manufacture and supply each Product (including disposing of all Waste and other materials) in accordance with all applicable Specifications, applicable Laws, requirements under the applicable Quality Agreement, and this Agreement.

4.3	Manufacturing Changes.

(a)

Discretionary Changes. Subject to Section 4.3(b), in the event that either Party desires to change, revise, modify or otherwise alter the Specifications, manufacturing processes, Product Materials, Buy-Sell Materials, Customer-Supplied Materials, or Facilities with respect to a given Product in any manner (each, a “Manufacturing Change”), the Party desiring the Manufacturing Change shall notify the other Party in writing of the proposed Manufacturing Change and the Parties will promptly meet to discuss, in good faith, the feasibility of implementing such Manufacturing Change and the allocation of costs between the Parties for such Manufacturing Change; provided that the requested Manufacturing Change will not be implemented unless and until the Parties mutually agree in writing to implement such Manufacturing Change. Unless otherwise agreed upon by the Parties, the Party requesting the Manufacturing Change will be responsible for, and will bear the costs of, any filings or other actions that either Party must take with the applicable Governmental Authority as a result of such Manufacturing Change.

(b)

Required Changes. If, at any time, a Manufacturing Change is required by a Governmental Authority in a country in which Regulatory Approval for a given Product has been granted, a Governmental Authority in a country in which Customer seeks to obtain Regulatory Approval for a given Product, or a Governmental Authority in the country in which the Facility that manufactures a given Product is located, then the Party that first has knowledge of the required Manufacturing Change shall notify the other Party in writing of such required Manufacturing Change, and Manufacturer will review such Manufacturing Change with Customer. Manufacturer will bear all costs and expenses associated with implementing the Manufacturing Change, unless such Manufacturing Change relates solely to a Product or Products manufactured for Customer (including any required labeling changes), in which case Customer will bear all costs and expenses associated with implementing such Manufacturing Change for such Product, including any changes to labeling or packaging, but only to the extent such costs are reasonable and documented.

4.4	Pest Control.

Manufacturer shall manufacture all Products, and Manufacturer shall store all Product Materials, Buy-Sell Materials, Customer-Supplied Materials, and all Products, in a clean, dry area, free from insects and rodents, in a manner to prevent entry of foreign materials and contamination of Product. Manufacturer’s pest control measures shall include the adequate cleaning of the Facility, control of food and drink, protection of Product from the environment, monitoring of flying and crawling pests and logs detailing findings and actions taken. Manufacturer’s pest control program shall be detailed in a written procedure which complies with applicable Laws, including cGMPs, and which shall be subject to review and approval by Customer. If Customer has specific concerns about procedures in place at any Facility, Customer will present such issues in its audit findings and the Parties will discuss in good faith a mutually agreeable plan for resolution of such issues. Failure of Manufacturer to comply with this Section 4.4 shall be deemed a material breach of this Agreement.

4.5	Legal and Regulatory Filings and Requests.

(a)

Manufacturer shall reasonably cooperate with Customer in responding to all requests for information from, and in making all legally required filings with, Governmental Authorities in the Territory having jurisdiction to make such requests or require such filings. Manufacturer shall: (a) obtain and comply with all licenses, consents and permits required under applicable Laws in the Territory (and Manufacturer shall provide Customer with a copy of all such licenses, consents and permits that are material upon Customer’s reasonable request); and (b) comply with all applicable Laws in the Territory with respect to its manufacturing and packaging processes, the Facility or otherwise, to permit the performance of its obligations hereunder. Upon Customer’s request, Manufacturer shall apply for and obtain Certificates of Pharmaceutical Production (“CPP”) from the Governmental Authorities of the country where the Facility is located, such CPPs to be issued to countries where CPPs according to Customer’s opinion are required. Manufacturer shall pay all reasonable costs necessary to obtain such CPPs and be entitled to be reimbursed against invoice by Customer at cost; provided that Manufacturer shall make good faith efforts to consolidate its invoices for such reimbursement for CPPs and submit to Customer on a Fiscal Year quarterly basis.

(b)

In the event that Customer wishes to extend the Territory with respect to a certain Product, Customer shall notify Manufacturer of such request and Manufacturer shall consider Customer’s request in good faith. For the avoidance of doubt, in the event that the Parties agree to extend the Territory with respect to a certain Product, any resulting Manufacturing Change shall be treated as a discretionary Manufacturing Change and governed by Section 4.3(a).

4.6	Quality Tests and Checks.

Manufacturer shall perform all bulk holding stability, manufacturing trials, validation (including, but not limited to, method, process and equipment cleaning validation), raw material, in-process, bulk finished product and stability (chemical and/or microbial) tests or checks required to assure the quality of a given Product and any tests or checks required by the Specifications, the Quality Agreement, applicable Facility Addendum or applicable Laws. With respect to any Product manufactured prior to Closing or located at a Facility as of Closing, Manufacturer shall maintain, continue and complete any and all such activities, tests and checks, including, without limitation, all ongoing stability testing. All costs associated with the performance of Manufacturer’s obligations under this Section 4.6 (including with respect to any Product manufactured prior to Closing or located at a Facility as of Closing) are included in the Price of each Product and, accordingly, Manufacturer shall perform the foregoing at its cost and expense, without further reimbursement from Customer. Manufacturer shall obtain Product for these tests from batches of Product manufactured under this Agreement, and Manufacturer is responsible for providing all necessary technical, quality and operational resources. All tests and test results shall be performed, documented and summarized by Manufacturer in accordance with the Specifications, Quality Agreement, applicable Facility Addendum, applicable Laws and reasonable quality assurance requirements provided by Customer to Manufacturer in writing. Manufacturer shall maintain all production Records and disposition of each batch of Product.

4.7	Responsibility for Non-Complying Product.

Manufacturer shall not release any Product for Delivery to Customer that does not conform to the covenants set forth in Section 5.2(e) (such non-conforming Product, “Non-Complying Product”), without the prior written approval of Customer. Manufacturer shall quarantine all such Non-Complying Products and shall promptly submit to Customer a report detailing the nature of such non-compliance and Manufacturer’s recommended disposition, including the investigation and testing done. Manufacturer shall also provide any additional information regarding such Non-Complying Product as may reasonably be requested by Customer. Customer shall not be required to pay for any Non-Complying Product or for the destruction or other disposition thereof (unless an investigation determines that the root cause for such Product being Non-Complying Product is Non-Complying Buy-Sell Materials or Non-Complying Customer-Supplied Material).

4.8	Rejection of Non-Complying Product.

(a)

Customer’s Ability to Reject. Customer may reject any Non-Complying Product or Product that is not delivered to Customer in accordance with this Agreement by providing written notice of such rejection to Manufacturer within seventy-five (75) days following Customer’s receipt of any Delivery of Product hereunder; provided, however, that Customer may, until the expiry date for a Product, provide notice of rejection of any Delivery of such Product having (i) latent defects, (ii) any defects that are not reasonably discoverable by Customer through standard inspection and testing of Products or (iii) defects caused by the breach by Manufacturer of any of its representations or warranties under this Agreement (collectively, “Latent Defects”); provided, further, that, and notwithstanding the foregoing, Customer shall notify Manufacturer within sixty (60) days after Customer first becomes aware of any such Latent Defect.

(b)

Manufacturer’s Ability to Reject. Manufacturer may reject any Non-Complying Product by (i) providing Customer with no less than sixty (60) days’ prior written notice of Manufacturer’s intention to reject such Non-Complying Product along with the documentation set forth in Section 4.7, (ii) meeting with Customer at Customer’s request to discuss the basis for the proposed rejection of the subject Non-Complying Product, and (iii) providing Customer with notice of rejection in the event that Manufacturer rejects the subject Non-Complying Product at the end of such sixty (60) day period (or such other time frame as the parties may agree upon).

(c)

Manufacturer’s Obligation; Replacement. Manufacturer shall respond to any rejection, defect notice or any quality-related complaint from Customer pursuant to Section 4.8(a) in a timely manner or such other time frame as may be specified in the applicable Quality Agreement. Manufacturer shall conduct an analysis of the causes of any such complaint, shall report to Customer on any corrective action taken and shall reasonably consider

Customer’s suggestions related to such corrective action or other quality-related matters. Customer shall promptly return any Product (or portions thereof) rejected pursuant to Section 4.8(a) to Manufacturer at Manufacturer’s expense. With respect to any Non-Complying Product rejected by Customer, in addition to any other rights or remedies of Customer hereunder, Customer may elect, in its sole discretion, upon written notice to Manufacturer to either (i) have Manufacturer replace any Non-Complying Product as soon as practicable at no additional charge to Customer; provided that (A) the Manufacturer shall replace such Non-Complying Product within a period of ninety (90) days beginning on the date that the Manufacturer confirms or a Third-Party laboratory determines that the subject Product is a Non-Complying Product, and (B) if Manufacturer fails to replace such Non-Complying Product within such ninety (90) day period, then a Triggering Event shall be deemed to have occurred and the provisions of Section 2.5 shall apply; or (ii) be reimbursed for the Price of the Non-Complying Product actually paid. Manufacturer shall reimburse Customer for the cost of all Customer-Supplied Materials used to manufacture any Non-Complying Product (unless such Product is a Non-Complying Product due to any Non-Complying Customer-Supplied Material, as applicable).

(d)

Independent Testing. If the Parties are unable to agree on whether Product rejected by Customer is Non-Complying Product, then Manufacturer may hire an independent Third-Party laboratory, subject to Customer’s prior written approval of such laboratory, not to be unreasonably withheld, conditioned or delayed, to perform testing on such rejected Product in accordance with the Specifications, applicable Laws and the Quality Agreement, which Third Party laboratory shall promptly provide the results thereof to Customer and Manufacturer. Manufacturer must engage such Third-Party laboratory within the thirty (30) day period following Manufacturer’s receipt of Customer’s rejection notice. If Manufacturer fails to engage such Third-Party laboratory during such thirty (30) day period, then Manufacturer will be deemed to have waived its right to engage such Third-Party laboratory. The determination of such tests shall be binding upon the Parties for all purposes hereunder; provided that, if such tests are unable to determine whether or not such rejected Product is Non-Complying Product, or if Manufacturer does not engage such Third-Party laboratory within the thirty (30) day period, then such Product shall be deemed to be Non-Complying Product. If such tests determine that the rejected Product is, or such Product is so deemed to be, Non-Complying Product, then Manufacturer shall bear the costs of such tests and Customer’s remedies with respect to Non-Complying Product as set forth in this Agreement shall apply to such Non-Complying Product. Otherwise, Customer shall (i) bear the costs of such tests and shall remain obligated to pay Manufacturer the Price for such Product in accordance with Section 3 and (ii) reimburse Manufacturer for any shipping charges paid by Manufacturer pursuant to Section 4.8(c) with respect to the return of such

Product to Manufacturer. Without limiting the foregoing obligations, if Customer reasonably requests in writing, then Manufacturer shall use commercially reasonable efforts to re-deliver such Product to Customer at Customer’s expense. For the avoidance of doubt, provided that the Product conforms to the minimum shelf-life dating set forth in Section 5.2(e)(v) upon initial Delivery, such minimum shelf-life dating requirement shall not apply to the subject Product upon re-delivery in accordance with the immediately preceding sentence.

(e)	Survival. The provisions of this Section 4.8 shall survive termination or expiration of this Agreement or the applicable Facility Addendum.

4.9	Disposal of Rejected and Non-Complying Product.

All Non-Complying Product and Product rejected pursuant to this Agreement shall be removed (if applicable) and disposed of by Manufacturer in accordance with all applicable Laws, and as approved in advance by Customer in writing (such disposal cost to be at Manufacturer’s expense, unless it is subsequently determined that Customer wrongly rejected such Product pursuant to Section 4.8). Manufacturer shall make documentation relating to such disposition available to Customer upon Customer’s reasonable request. Manufacturer shall not sell for salvage or for any other purpose any rejected or Non-Complying Product, without the prior written approval of Customer. Manufacturer shall destroy all Non-Complying Product prior to disposal and Manufacturer shall deface and render unreadable all words or symbols that identify Customer, including Customer’s trademarks and logotypes that adorn any packaging containing such Product, prior to disposal of such Product.

4.10	Maintenance and Retention of Records.

Manufacturer shall maintain detailed Records with respect to Product Materials, Buy-Sell Materials, and Customer-Supplied Materials usage and finished Product production in accordance with the Quality Agreement.

4.11	Government Inspections, Seizures and Recalls.

(a)

Notification; Initiation of Recalls. If (i) Manufacturer determines or comes to learn that a Product distributed to the market contains a latent defect or (ii) the FDA or any other Governmental Authority conducts an inspection at Manufacturer’s Facility, seizes any Product, Buy-Sell Materials, Customer-Supplied Materials, or Product Materials, requests a Recall of any Product, Buy-Sell Materials, Customer-Supplied Materials, or Product Materials, or otherwise notifies Manufacturer of any violation or potential violation of any applicable Law at the Facility, or (iii) Customer notifies Manufacturer of its intent to initiate a Recall, then, with respect to each ((i)-(iii)), Manufacturer shall promptly notify Customer (as applicable) and shall take such actions as may be required under the Specifications or Quality

Agreement. As applicable, Manufacturer shall promptly send any reports relating to such inspections, Recalls, violations or potential violations of applicable Law to Customer; provided that Manufacturer may reasonably redact any such reports to protect its confidential and proprietary Information that does not relate to Products. In the event that any such Governmental Authority requests, but does not seize, a given Product in connection with any such inspection, Manufacturer shall, to the extent reasonably practicable and permitted by applicable Law (1) promptly notify Customer of such request, (2) satisfy such request only after receiving Customer’s approval, (3) follow any reasonable procedures instructed by Customer in responding to such request and (4) promptly send any samples of the applicable Product requested by the Governmental Authority to Customer. Manufacturer shall give and permit full and unrestricted access to all or any of its premises at any time to any authorized representative of any Governmental Authority or any of its agents or advisers and shall cooperate fully with any such representatives, in each case, relating to any such inspection. Manufacturer shall not initiate any Recall of Product, except as provided in the Quality Agreement, without the prior written agreement by Customer.

(b)

Costs. In the event a Recall results from any breach by Manufacturer of this Agreement, including Recalls on account of a given Product containing a latent defect, in addition to any other rights or remedies available to Customer under this Agreement, Manufacturer shall reimburse Customer for Customer’s costs and expenses associated with such Recall, including costs of materials supplied by Customer (including Customer-Supplied Materials), shipping costs, administrative costs associated with arranging and coordinating the Recall and all actual Third Party costs associated with the distribution of replacement Product; provided that Customer shall be solely responsible for all, and shall reimburse Manufacturer for Manufacturer’s costs and expenses associated with any Recall to the extent such Recall does not result from a breach by Manufacturer of this Agreement (e.g., is due to any Non-Complying Customer-Supplied Material or Non-Complying Buy-Sell Material).

4.12	Inspections.

Subject to the remainder of this Section 4.12, no more than once per calendar year, upon thirty (30) days’ advance written notice to Manufacturer, Customer may physically inspect or audit (consistent with Section 15.2) the Facilities under this Section 4.12; provided that Customer will use good faith efforts to choose dates of inspection or audit that do not unreasonably interfere with the operation of Manufacturer’s business; provided, further, that Customer shall consider in good faith any alternative dates of inspection or audit proposed by Manufacturer within five (5) days of Manufacturer’s receipt of such notice (it being understood that nothing in this Section 4.12 shall require Customer to accept any such proposed alternative dates of inspection or audit). Notwithstanding the limits set forth in the foregoing sentence, Customer may more frequently conduct “for cause” physical inspections or audits of a Facility with five (5) days’ advance written notice to Manufacturer if Customer has reasonable cause to believe that an inspection or audit of such Facility is warranted because Manufacturer’s activities with respect to such Facility are in breach of this Agreement, applicable Laws, the Quality Agreement or the applicable Facility Addendum. Any such inspection or audit shall include access to relevant Records (subject to the terms of Section 15.2) and Personnel and being present during, as applicable, start-up manufacturing operations, validation, cleaning, sampling, laboratory testing, warehouse receiving and storage, pack out and shipping. Manufacturer shall provide technical assistance and direction to Customer and its representatives at the Facility. Subject to the terms and conditions set forth herein, Customer may conduct, at its own expense, periodic quality audits, to ensure Manufacturer’s compliance with the terms of this Agreement. Manufacturer shall cooperate with Customer’s representatives for all of these purposes, and shall promptly correct any deficiencies noted during the audits. Any Records or information accessed or otherwise obtained by Customer or its representatives during any such inspection or audit or any visit at any Facility shall be deemed Manufacturer’s confidential and proprietary Information and each representative of Customer will be subject to non-use and other confidentiality obligations substantially comparable to those set forth herein for Customer.

4.13	Segregation of Restricted Compounds.

Unless otherwise set forth in a Facility Addendum with respect to a Product, Manufacturer shall not manufacture a Product using facilities or equipment shared with the following classes of product without prior consultation and agreement with Customer: (a) steroids, hormones, or otherwise highly active or toxic products that carry a likelihood of a serious adverse effect (e.g., carcinogenicity; anaphylaxis; reproductive and/or developmental toxicity; serious target organ toxicity) following a potential product cross-contamination or carry-over scenario, particularly at low exposure concentrations (i.e., with reference to an acceptable daily exposure (ADE) value or permitted daily exposure (PDE) value < 10 µg/day); (b) immunosuppressors where the ADE or PDE value < 10 µg/day; (c) live or infectious biological agents; (d) live or attenuated vaccines; (e) biotherapeutics where the ADE or PDE value < 10 µg/day and sufficient deactivation cannot be demonstrated; (f) products exclusive for animal use; (g) non-medicinal products; or (h) radiopharmaceuticals. Manufacturer shall not manufacture any highly sensitizing products, including beta-lactam antibiotics, as well as certain non-beta-lactam antibiotics, or otherwise highly sensitizing products that can elicit an immediate hypersensitivity reaction (Type I hypersensitivity; immunoglobulin E-mediated) in the same Facility as a Product.

4.14	Packaging Material.

Unless otherwise provided in the applicable Facility Addendum, Customer shall determine and be responsible for the text (including any logos or other graphics) for all packaging material used in connection with Product. Manufacturer shall assure that all packaging materials are accurate and consistent with Customer’s specifications for such text or graphics, including such matters as placement, size and colors. Manufacturer shall promptly notify Customer of any errors or deficiencies in such provided packaging materials.

5.	Covenants.

5.1

Mutual Covenants. Each Party hereby covenants to the other Party that it will perform its activities under this Agreement in full compliance with all applicable Global Trade Control Laws, including as follows:

(a)

unless a license or other authorization is first obtained, the issuance of which is not guaranteed, neither Party will knowingly transfer to the other Party any goods, software, technology or services that are (1) controlled at a level other than EAR99 under the U.S. Export Administration Regulations; (2) controlled under the U.S. International Traffic in Arms Regulations; (3) specifically identified as an E.U. Dual Use Item; or (4) on an applicable export control list of a foreign country;

(b)

prior to engaging in any activities in a Restricted Market, involving individuals ordinarily resident in a Restricted Market or including companies, organizations, or Governmental Authorities from or located in a Restricted Market in each case in connection with this Agreement, each Party must first notify the other Party (which notice, notwithstanding Section 17, shall be addressed to (a) Pluto at gtc@pfizer.com and (b) Spinco at [●]), who will review and, if compliant with Global Trade Control Laws, approve (subject to any appropriate conditions) such activities (such approval not to be unreasonably withheld or delayed), within five (5) Business Days of such notification; provided that (1) to the extent relating to U.S. sanctions or export controls, such notification and approval shall not be required if the activity contemplated would be permissible for U.S. persons subject to U.S. sanctions (including without limitation under a U.S. Department of the Treasury Office of Foreign Assets Control general license), and (2) once notification is made and approval is granted with respect to a specific counterparty in a Restricted Market, further notification and approval will not be required for future transactions or activities with the same counterparty (unless there is a change in circumstances, processes or intermediate parties, including, but not limited to, carriers, or otherwise a change to Global Trade Control Laws relevant to that Restricted Market or counterparty); provided that, notwithstanding the foregoing, neither Party shall undertake any of the activities described in this clause (2) without the prior written approval of the other Party; and

(c)

notwithstanding anything set forth in Section 4.14 to the contrary, for the purposes of any and all packaging and shipping of any goods, software, technology or services pursuant to the activities contemplated under this Agreement, Manufacturer will determine:

(i)	a classification under relevant import and export laws;

(ii)	the country of origin; and

(iii)	a value for customs;

provided, however, that the Party acting as the importer of record (IOR) or exporter of record (EOR) shall have the right to request a review of any determination contemplated by clause (i), (ii) or (iii) above; provided, further, that if the IOR or EOR (as applicable) disagrees with such determination, then such Party shall maintain the right to refuse to export or import the applicable goods, software, technology or services.

5.2	Manufacturer Covenants. Manufacturer hereby covenants to Customer that:

(a)

The Facility and all equipment, tooling and molds utilized in the manufacture and supply of Product hereunder by or on behalf of Manufacturer shall, during the Term of this Agreement, be maintained in good operating condition and shall be maintained and operated in accordance with all applicable Laws. The manufacturing and storage operations, procedures and processes utilized in manufacture and supply of Product hereunder (including the Facility) shall be in full compliance with all applicable Laws, including cGMP and health and safety laws.

(b)

Manufacturer shall perform all of its obligations under this Agreement in compliance with the applicable Laws in the Territory. Manufacturer is in compliance and shall continue to comply, and shall cause its Personnel to comply, with all applicable Laws, including Laws requiring Serialization; provided that, with respect to compliance with Laws requiring Serialization, Customer shall reimburse Manufacturer for all investments made or costs incurred by Manufacturer in connection with any Serialization requirements specific to a given Product or Products (which, for clarity, shall not include Serialization requirements applicable to both Products and other products produced by Manufacturer in the Facility), but only to the extent such costs are reasonable and documented and are directed specifically with respect to a Product or Products. Manufacturer has and shall continue to have, and shall cause its Personnel to have, all professional licenses, consents, authorizations, permits, and certificates, and shall have and shall cause its Personnel to have completed all registrations and made such notifications as required by applicable Law for its performance of the services under this Agreement.

(c)

Manufacturer shall hold during the Term of this Agreement all licenses, permits and similar authorizations required by any Governmental Authority in the Territory for Manufacturer to perform its obligations under this Agreement.

(d)

Manufacturer shall have good title to all Product supplied to Customer pursuant to this Agreement and shall pass such title to Customer (or its designee) free and clear of any security interests, liens, or other encumbrances.

(e)	Products furnished by Manufacturer to Customer under this Agreement:

(i)

shall be manufactured, packaged, labeled, handled, stored and Delivered in accordance with, shall be of the quality specified in, and shall conform upon Delivery to Customer (or its designee) to, the Specifications;

(ii)

shall be manufactured, packaged, labeled, handled, stored and Delivered in compliance with all applicable Laws including, without limitation, cGMPs, and in accordance with the Quality Agreement, this Agreement and the applicable Facility Addendum;

(iii)

shall not contain any Product Material that has not been used, handled or stored by or on behalf of Manufacturer in accordance with the Specifications, all applicable Laws, the Quality Agreement, this Agreement and the applicable Facility Addendum;

(iv)	shall not be adulterated or misbranded within the meaning of Sections 501 and 502, respectively, of the Act or any other applicable Law; and

(v)	shall, at the time Delivered, have at least a remaining shelf-life as specified in the applicable Facility Addendum.

Notwithstanding the foregoing clauses (i) through (v) of this Section 5.2(e) or anything else contained in this Agreement or any Facility Addendum or Quality Agreement, Manufacturer shall have no liability under this Agreement (including under Section 4.11(b) or Section 10.1) or any Facility Addendum or Quality Agreement for any Non-Complying Product which is non-complying due to any Non-Complying Customer-Supplied Materials or Non-Complying Buy-Sell Materials.

(f)

Manufacturer has not and will not directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value or improperly or corruptly seek to influence any Government Official or any other Person in order to gain an improper business advantage, and, has not accepted, and will not accept in the future, such a payment. Manufacturer will comply with the Anti-Bribery and Anti-Corruption Principles set forth in Attachment D.

(g)	Manufacturer shall ensure that it and its Personnel comply with the standard policies, regulations and directives listed on Attachment E and incorporated herein.

5.3	Manufacturer’s Social Responsibility.

(a)

Manufacturer covenants that it shall not, during the Term of this Agreement (i) use involuntary or underage labor (defined in accordance with applicable Laws) at the Facilities where its performance under this Agreement will occur or (ii) maintain unsafe or unhealthy conditions in any dormitories or lodging that it provides for its employees. Manufacturer agrees that during the Term of this Agreement, it shall promptly correct unsafe or unhealthy conditions in any dormitories or lodging that it provides for its employees.

(b)

Manufacturer covenants that it will perform its obligations under this Agreement in a manner consistent with all of the Pharmaceutical Industry Principles for Responsible Supply Chain Management, as codified as of the Effective Date at http://www.pharmaceuticalsupplychain.org.

(c)

Manufacturer shall not use, and shall not allow to be used, any (i) cassiterite, columbite-tantalite, gold, wolframite, or the derivatives tantalum, tin or tungsten that originated in the Democratic Republic of Congo or an adjoining country or (ii) any other mineral or its derivatives determined by the Secretary of State to be financing conflict pursuant to Section 13(p) of the Securities Exchange Act of 1934 ((i)-(ii) collectively, “Conflict Minerals”), in the production of any Product. Notwithstanding the foregoing, if Manufacturer uses, or determines that it has used, a Conflict Mineral in the production of any Product, Manufacturer shall immediately notify Customer, which notice shall contain a written description of the use of the Conflict Mineral, including, without limitation, whether the Conflict Mineral appears in any amount in the applicable Product (including trace amounts) and a valid and verifiable certificate of origin of the Conflict Mineral used. Manufacturer must be able to demonstrate that it undertook a reasonable country of origin inquiry and due diligence process in connection with its preparation and delivery of the certificate of origin.

(d)

Manufacturer will provide Customer with periodic access, upon reasonable notice, to any of its Facilities where it is performing under this Agreement, to its employees and Records and to any associated dormitories or lodging that Manufacturer provides to its employees, to permit Customer to determine Manufacturer’s compliance with this Section 5.3. Customer may exercise its inspection rights under this Section 5.3(d) upon receipt of any information that would suggest to a reasonable Person that Manufacturer is not fulfilling its obligations under this Section 5.3.

5.4	Notice of Material Events.

Manufacturer will promptly notify Customer of any actual or anticipated events of which Manufacturer is aware that have or would be reasonably expected to have a material effect on any Product or on its ability to manufacture or supply any Product in accordance with the provisions set forth herein, including any labor difficulties, strikes, shortages in materials, plant closings, interruptions in activity and the like.

5.5	Disclaimer of Warranties.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES NOR RECEIVES ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY FIRMWARE, SOFTWARE OR HARDWARE PROVIDED OR USED HEREUNDER, AND ANY REPRESENTATIONS OR WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

6.	Environmental Covenants.

6.1	Compliance with Environmental Laws.

(a)

Manufacturer shall perform all of its obligations herein in compliance with all Environmental Laws and all licenses, registrations, notifications, certificates, approvals, authorizations or permits required under Environmental Laws.

(b)	Manufacturer shall be solely responsible for all Environmental Liabilities arising from its performance of this Agreement.

6.2	Permits, Licenses and Authorization.

(a)

Manufacturer shall be solely responsible for obtaining, and shall obtain in a timely manner, and maintain in good standing, all licenses, registrations, notifications, certificates, approvals, authorizations or permits required under Environmental Laws, whether de novo documents or modifications to existing documents, which are necessary to perform the services hereunder, and shall bear all costs and expenses associated therewith.

(b)	Manufacturer shall provide copies of all material items referenced in Section 6.2(a) to Customer upon request by Customer and shall operate in compliance therewith.

(c)

Manufacturer shall provide Customer with reasonably prompt verbal notice, confirmed in writing within twenty-four (24) hours, in the event of any major incident, which shall include any event, occurrence, or circumstance, including any governmental or private action, which materially impacts or could materially impact Manufacturer’s ability to fulfill its obligations under this Agreement. These include, but are not limited to: (i) material revocation or modification of any of the documents described in Section 6.2(a),

(ii) any action by Governmental Authorities that may reasonably lead to the material revocation or modification of Manufacturer’s required permits, licenses, or authorizations, as listed above, (iii) any Third Party Claim against the management or ownership of the Facility that could reasonably materially impact Manufacturer’s obligations under this Agreement, (iv) any fire, explosion, significant accident, or catastrophic Release of Hazardous Materials, or significant “near miss” incident, (v) any significant non-compliance with Environmental Laws and (vi) any environmental condition or operating practice that may reasonably be believed to present a significant threat to human health, safety or the environment.

(d)	Notwithstanding the requirements noted above, each Party, whether Customer or Manufacturer, is required to create and maintain:

(i)

required licenses, permits and agreements, including those necessary to affect imports, exports, and activities covered by economic sanctions regulations, including annual agreements for activities involving Restricted Markets;

(ii)	policies, procedures, controls, and systems to support compliance with Global Trade Control Laws; and

(iii)	agreements with Customs Brokers, freight forwarders, financial institutions, and other third parties, as necessary.

6.3	Generation of Hazardous Wastes.

Without limiting other legally applicable requirements, Manufacturer shall prepare, execute and maintain, as the generator of Waste, all registrations, notices, shipping documents and manifests required under applicable Environmental Laws and in accordance therewith. Manufacturer shall utilize only reputable and lawful Waste transportation and disposal vendors, and shall not knowingly utilize any such vendor whose operations endanger human health or the environment.

6.4	Environmental Sustainability Information.

Manufacturer will disclose to Customer, on an annual basis, its results with respect to any efforts to reduce greenhouse gas emissions, water consumption or the generation of waste associated with the performance of this Agreement, to the extent Manufacturer otherwise prepares such results.

6.5	Environmental and Health and Safety Reviews.

(a)

Manufacturer covenants that it will, to the Manufacturer’s knowledge, completely and accurately disclose to Customer all material environmental and health and safety information regarding its Products (including an obligation to supplement this information, as necessary) during the Term of this Agreement, as reasonably requested by Customer.

(b)

Manufacturer shall permit Customer (at Customer’s expense) to conduct reasonable annual reviews of the environmental and health and safety practices and performance of the Facilities with respect to the Products where Manufacturer’s performance under this Agreement is occurring; provided that such review shall not include any invasive sampling at such Facilities and shall not unreasonably interfere with Manufacturer’s operation of such Facilities. In connection with such reviews, Manufacturer shall reasonably assist in the completion of an environmental health and safety survey of Manufacturer or the scheduling of an environmental health and safety audit of the Facility, as applicable, in each case with respect to the Products. Customer shall share its findings (including any deficiencies) with Manufacturer as soon as practicable, Manufacturer shall have the sole right to report any such deficiencies to third parties and Manufacturer shall use commercially reasonable efforts to correct, at no expense to Customer, such deficiencies in its environmental and health and safety management practices with respect to the Products that are not in compliance with applicable Law or create significant risk to human health or the environment. Manufacturer acknowledges that such reviews conducted by Customer are for the benefit of Customer only; they are not a substitute for Manufacturer’s own environmental and health and safety management obligations under this Agreement and accordingly, Manufacturer may not rely upon them.

7.	Term; Termination.

7.1	Term of Agreement.

Unless otherwise provided in the applicable Facility Addendum, this Agreement (a) shall commence on the Effective Date and shall continue for a period of four (4) years from such date (the “Initial Term” of this Agreement), unless sooner terminated pursuant to Section 7.3, 7.4, 7.5, 7.6 or 7.7, and (b) may be extended for up to three (3) additional periods of twelve (12) months (each, an “Extension Period”) by written notice given by Customer to Manufacturer not less than twelve (12) months prior to the expiration of the Initial Term or the applicable Extension Period, as the case may be. The Initial Term and all Extension Periods shall be referred to collectively as the “Term” of this Agreement. For the avoidance of doubt, the Term of this Agreement shall continue until all Facility Addenda hereunder expire or otherwise terminate, unless this Agreement or such Facility Addenda are sooner terminated pursuant to Section 7.3, 7.4, 7.5, 7.6 or 7.7.

7.2	Term of Facility Addendum.

Unless otherwise provided in the applicable Facility Addendum, each Facility Addendum shall commence on the Effective Date and shall continue for a period of four (4) years from such date (the “Initial Term” of the Facility Addendum), unless extended or terminated pursuant to Section 7.3, 7.4, 7.5, 7.6 or 7.7. A Facility Addendum may be extended for up to three (3) additional periods of twelve (12) months (each, an “Extension Period”) by written notice given by Customer to Manufacturer not less than twelve (12) months prior to the expiration of the Initial Term or the applicable Extension Period, as the case may be. The Initial Term and all Extension Periods shall be referred to collectively as the “Term” of the Facility Addendum.

7.3	Termination for Cause.

(a)

Either Party may terminate this Agreement and the applicable Facility Addendum, on a Product-by-Product basis, with respect to a particular Product, upon written notice to the other Party in the event of a material breach by the other Party of any term of this Agreement or Facility Addendum with respect to such Product, which breach remains uncured for ninety (90) calendar days following written notice to such breaching Party of such material breach.

(b)

Either Party may terminate this Agreement and the applicable Facility Addendum, on a Facility Addendum-by-Facility Addendum basis, with respect to a particular Facility, upon written notice to the other Party in the event of a material breach by the other Party of any term of this Agreement or Facility Addendum with respect to such Facility, which breach remains uncured for ninety (90) calendar days following written notice to such breaching Party of such material breach.

(c)

For clarity, in the event that multiple Products are manufactured by or on behalf of Manufacturer under this Agreement in the same Facility, a material breach by Manufacturer of this Agreement or Facility Addendum that is an act or omission specific to one or more Products in a Facility, but not all Products in such Facility, shall give rise to an ability of Customer to terminate this Agreement solely with respect to the affected Product(s) under Section 7.3(a) but shall not give rise to an ability of Customer to terminate the relevant Facility Addendum under Section 7.3(b).

7.4	Termination for Disposition of Facility.

In the event that Manufacturer or any of its Affiliates, directly or indirectly, sells, assigns, leases, conveys, transfers or otherwise disposes of any Facility (a “Facility Disposition”), then Manufacturer shall immediately notify Customer of such event and Customer shall be entitled for a period of six (6) months after the receipt of such notice to terminate any Facility Addendum with respect to such Facility for cause immediately upon written notice to Manufacturer and, in the event Customer decides not to terminate the Facility Addendum for cause, Customer shall be entitled for a period of two (2) years (or such longer period in order to obtain approval for manufacture from all applicable Governmental Authorities) after receipt of such notice to receive Technical Support at Manufacturer’s sole cost to enable Customer to orderly transfer production of affected Product or Products to a Customer facility or an alternative facility as designated by Customer; provided that Manufacturer shall notify Customer of any proposed or planned Facility Disposition by Manufacturer or any of its Affiliates as soon as reasonably practicable and in any event no later than the date that is three (3) months prior to the effective date of such Facility Disposition.

7.5	Termination in Event of Insolvency.

In the event that a Party hereto (a) becomes insolvent, or institutes or has instituted against it a petition for bankruptcy or is adjudicated bankrupt, (b) executes a bill of sale, deed of trust, or a general assignment for the benefit of creditors, (c) is dissolved or liquidated or (d) has a receiver appointed for the benefit of its creditors, or has a receiver appointed on account of insolvency (in the case of clauses (a)–(d), such Party shall be referred to as the “Insolvent Party”), then the Insolvent Party shall immediately notify the other Party of such event and such other Party shall be entitled to (i) terminate this Agreement or any and all Facility Addenda for cause immediately upon written notice to the Insolvent Party or (ii) request that the Insolvent Party or its successor provide adequate assurances of continued and future performance in form and substance acceptable to such other Party, which shall be provided by the Insolvent Party within ten (10) calendar days of such request, and the other Party may terminate this Agreement and any or all Facility Addenda for cause immediately upon written notice to the Insolvent Party in the event that the Insolvent Party fails to provide such assurances acceptable to the other Party within such ten (10) day period.

7.6	Termination for Breach of Anti-Bribery Representation.

Customer may terminate this Agreement and any and all Facility Addenda effective immediately upon notice to Manufacturer, if Manufacturer (a) breaches any of the representations and warranties set forth in Section 5.2(f) or (b) Customer learns (i) that improper payments are being or have been made or offered to any Government Official or any other Person by Manufacturer or those acting on behalf of Manufacturer with respect to any obligations performed hereunder or (ii) that Manufacturer or those acting on behalf of Manufacturer with respect to the performance of any obligations hereunder has accepted any payment, item, or benefit, regardless of value, as an improper inducement to award, obtain or retain business or otherwise gain or grant an improper business advantage from or to any other Person or entity. Further, in the event of such termination, Manufacturer shall not be entitled to any further payment, regardless of any activities undertaken or agreements with additional Third Parties entered into by Manufacturer prior to such termination, and Manufacturer shall be liable for damages or remedies as provided by this Agreement, at Law or in equity.

7.7	Termination for Convenience by Customer.

(a)

This Agreement and/or any or all Facility Addendum (unless otherwise specified in the applicable Facility Addendum) may be terminated on a Product-by-Product basis by Customer immediately upon written notice to Manufacturer, if Customer cannot continue to distribute, use, market or sell such Product supplied under this Agreement or the relevant Facility Addendum without violating any then-current Laws.

(b)

This Agreement and/or any or all Facility Addenda shall be deemed to be terminated by Customer on a Product-by-Product basis without any further action of either Customer or Manufacturer in the event that Customer fails to order a Product during any rolling eighteen (18) month period; provided that this subsection (b) shall not apply with respect to API as Product.

7.8	Effect of Termination or Expiration.

(a)

The termination or expiration of this Agreement (whether in its entirety or with respect to any Product or Facility) or any Facility Addendum for any reason shall not release any Party hereto of any liability which at the time of termination or expiration had already accrued to the other Party in respect to any act or omission prior thereto.

(b)

Upon termination of this Agreement by Customer in whole or in part or upon the termination of any Facility Addendum, in each case, pursuant to Section 7.3, 7.4, 7.5 or 7.6, and on a terminated-Product-by-terminated-Product basis, at Customer’s option and pursuant to Customer’s instructions, Manufacturer shall provide Customer with sufficient inventory of such terminated Product to ensure business continuity according to then-current terms and pricing (subject to Section 3) until the earlier of: (i) Customer’s identification of, and securing of Regulatory Approval for, another supplier of such terminated Product or (ii) unless otherwise set forth in the applicable Facility Addendum as the “Inventory Tail Period” for such Product, a time period that reflects Customer’s reasonable needs of such Product as mutually agreed upon by the Parties in good faith. Manufacturer shall take such further action, at Manufacturer’s expense, that Customer may reasonably request to minimize delay and expense arising from termination or expiration of this Agreement. For the avoidance of doubt, Manufacturer’s obligation to supply Product pursuant to this Section 7.8(b) shall be subject to and governed by the terms of this Agreement, including terms pertaining to Forecasts and Purchase Orders and payment terms.

(c)

Upon Customer’s request at any time during the Term, Manufacturer shall promptly notify Customer of any material contracts, licenses, permits, and other material documents, in each case, that are specific to, and are used solely in connection with, a Product or Facility Addendum and provide copies or access thereto subject to any restrictions on the provision of copies or access. Upon termination or expiration of this Agreement in whole or in part or any Facility Addendum, if requested by Customer within ninety (90) days immediately following the effective date of such expiration or termination of this Agreement and pursuant to Customer’s reasonable request and instructions, Manufacturer shall use commercially reasonable efforts to, as applicable, make assignments or partial assignments of such material contracts, licenses, permits, and other material documents, as applicable, in each case subject to any restrictions on assignment, or as may otherwise be set forth in any Contract relating thereto. Customer shall reimburse Manufacturer for all out-of-pocket costs reasonably incurred by Manufacturer in activities conducted pursuant to this Section 7.8(c), unless this Agreement has been terminated by Customer pursuant to Section 7.3, 7.4, 7.5 or 7.6, in which case Manufacturer shall bear all such reasonable expenses.

(d)

The termination or expiration of this Agreement shall not affect the survival and continuing validity of Section 2.10 (Transitional Support) (with respect to Manufacturer’s obligations and to the extent Technical Support has been requested prior to, or within ninety (90) days following, the effective date of termination or expiration), Section 3.5 (Invoices and Payment), Sections 4.1, 4.5, 4.6, 4.8, 4.10, 4.11, 4.12 and 4.13 (Manufacturing Standards and Quality Assurance), Section 5 (Covenants), Section 6 (Environmental Covenants), Section 7.8 (Effect of Termination or Expiration), Section 7.9 (Unused Materials), Section 7.10 (Return of Materials, Tools and Equipment), Section 8 (Intellectual Property), Section 10 (Indemnification; Limitations of Liability), Section 11 (Insurance), Section 13 (Confidentiality), Section 15 (Records and Audits), Section 16 (Notices), Section 17 (Miscellaneous), or of any other provision which is expressly intended to continue in force after such termination or expiration.

7.9	Unused Materials.

In the event of the expiration of this Agreement or termination of this Agreement in whole or in part (including the termination of any Facility Addendum) by Customer in accordance with Section 7.3, 7.4, 7.5 or 7.6, Customer may, at its option within ninety (90) days immediately following the effective date of the expiration or termination of this Agreement, purchase any work in process and/or Product Materials that Manufacturer has purchased exclusively for Customer in accordance with this Agreement for the production of any terminated Product. Customer shall pay Manufacturer’s direct cost for works in process, and Manufacturer’s purchase price from its suppliers for Product Materials. In the event of the termination of this Agreement by Customer in accordance with Section 7.7 or the termination of this Agreement by Manufacturer in accordance with Section 7.3, 7.4, 7.5 or 7.6, Customer shall purchase at cost all Product Materials purchased in accordance with Customer’s Purchase Orders and on reasonable reliance upon Customer’s Forecast; provided that Manufacturer uses its reasonable commercial efforts to exhaust existing stocks of such Product Materials prior to the date of termination. In the event of the termination or expiration of this Agreement for any other reason, Customer shall have no obligation to purchase any Product Materials. Any Product Materials that are not purchased or required to be purchased by Customer pursuant to this Section 7.9 shall be disposed of or destroyed in accordance with Customer’s instructions, which costs shall be borne by Manufacturer.

7.10	Return of Materials, Tools and Equipment.

(a)

Upon termination or expiration of this Agreement in whole or in part or, with respect to any Product, Facility or any Facility Addendum for any reason whatsoever, at Customer’s request, Manufacturer shall, as promptly as practicable given relevant circumstances, deliver to Customer in accordance with Customer’s reasonable instructions all Specifications (and copies thereof), artwork, labels, bottles, all premiums and packaging materials purchased by Customer and all Product Materials, Buy-Sell Materials, Customer-Supplied Materials, and equipment, molds, tablet press tooling or proprietary materials in Manufacturer’s possession and control that during the Term had, pursuant to this Agreement or a Facility Addendum, either (i) been provided by Customer to Manufacturer, or (ii) purchased by Manufacturer (and reimbursed by Customer), in each case, that are used and held for use exclusively for the manufacture for Customer of Product or Products impacted by such termination or expiration; provided that Manufacturer shall not be so required to deliver any materials, tools or equipment that are fixtures or fittings or any items the removal of which from the Facility using good faith diligent efforts would be reasonably likely to disrupt in any material respect, or cause damage to, the Facility or its operations or any materials, tools or equipment owned, leased or otherwise controlled by Manufacturer or any of its Affiliates or any material expense. At Customer’s request, Manufacturer shall, as promptly as reasonably practicable given relevant circumstances and in accordance with Customer’s reasonable instructions, remove all such equipment, molds and tablet press tooling from the Facility and make such equipment, molds and tooling available for pickup at the Facility by a carrier designated by Customer. All delivery, removal and transportation costs reasonably incurred in connection with this Section 7.10(a) shall be borne by Customer, except in the event Customer terminates this Agreement pursuant to Section 7.3, 7.4, 7.5 or 7.6, in which case all such reasonable costs shall be borne by Manufacturer.

(b)

Any Product quarantined at the time of expiration or termination of this Agreement shall be disposed of or destroyed by Manufacturer in accordance with Customer’s instructions and at Customer’s cost; provided that, to the extent (i) such quarantine is the result of Manufacturer’s gross negligence, fraud, willful misconduct or breach of this Agreement or (ii) this Agreement is terminated in whole or in part with respect to such Product (including the termination of the applicable Facility Addendum) by Customer in accordance with Section 7.3, 7.4, 7.5 or 7.6, then Manufacturer shall be responsible for all costs incurred by Manufacturer in connection with disposing and destroying such quarantined Product.

8.	Intellectual Property.

8.1	Customer’s Intellectual Property.

Customer hereby grants to Manufacturer a non-exclusive license during the Term to use any Customer Property and Customer-Owned Improvements and Developments solely in connection with Manufacturer performing its obligations under this Agreement or the Facility Addendum in accordance with the terms hereof or thereof, as applicable. Manufacturer shall not acquire any other right, title or interest in or to the Customer Property or Customer-Owned Improvements and Developments as a result of its performance hereunder, and any and all goodwill arising from Manufacturer’s use of any Customer Property or Customer-Owned Improvements and Developments shall inure to the sole and exclusive benefit of Customer.

8.2	Improvements and Developments.

(a)

Each Party acknowledges and agrees that improvements or modifications to Customer Property may be made by or on behalf of Manufacturer (“Improvements”), and creative ideas, proprietary information, developments, or inventions may be developed under or in connection with this Agreement by or on behalf of Manufacturer (“Developments”), in each case either alone or in concert with Customer or Third Parties.

(b)

Manufacturer acknowledges and agrees that, as between the Parties, any Improvements or Developments that are specific to and otherwise solely relate to, the manufacturing, processing or packaging of Products (such Improvements and Developments, collectively, “Customer-Owned Improvements and Developments”) shall be the exclusive property of Customer, and Customer shall own all rights, title and interest in and to such Customer-Owned Improvements and Developments. Manufacturer agrees to and hereby does irrevocably transfer, assign and convey, and shall cause its Personnel to irrevocably transfer, assign and convey, all rights, title and interest in and to each of the Customer-Owned Improvements and Developments to Customer free and clear of any encumbrances, and Manufacturer agrees to execute, and shall cause its subcontractors and Personnel to execute, all documents necessary to do so. All such assignments shall include existing or prospective Intellectual Property rights therein in any country.

(c)

Customer acknowledges and agrees that, as between the Parties, all Improvements and Developments made by or on behalf of Manufacturer in the conduct of activities under this Agreement or a Facility Addendum other than Customer-Owned Improvements and Developments (such Improvements and Developments, collectively, “Manufacturer-Owned Improvements and Developments”) shall be the exclusive property of Manufacturer, and Manufacturer shall own all rights, title and interest in and to such Manufacturer-Owned Improvements and Developments. Customer agrees to and hereby does irrevocably transfer, assign and convey, and shall cause its Personnel to irrevocably transfer, assign and convey, all rights, title and interest in and to each of the Manufacturer-Owned Improvements and Developments to Manufacturer free and clear of any encumbrances, and Customer agrees to execute, and shall cause its Personnel and subcontractors to execute, all documents necessary to do so. All such assignments shall include existing or prospective Intellectual Property rights therein in any country.

8.3	Ownership of Other Property.

Unless otherwise agreed by the Parties or specified in the Separation Agreement, Customer is the sole owner of any and all tools, specifications, blueprints and designs directly owned and supplied or paid for by Customer (i.e., not any materials that are included in the Price of Product), and Manufacturer shall not use, transfer, loan or publicize any of the above, except as necessary for its performance under this Agreement.

8.4	Limited Right to Use.

Subject to the provisions of Section 8.1, nothing set forth in this Agreement shall be construed to grant to Manufacturer any title, right or interest in or to any Intellectual Property controlled by Customer or any of its Affiliates. Use by Manufacturer of any such Intellectual Property shall be limited exclusively to its performance of this Agreement.

9.	Joint Advisory Committee.

9.1	Formation and Role.

The Parties shall, as soon as practicable but not later than within ninety (90) days after the Effective Date, form a joint advisory committee (the “Joint Advisory Committee” or “JAC”). The JAC will provide a forum for the good faith discussion of major matters related to this Agreement, including in particular (but not limited to) matters of commercial performance, supply, overall performance, capital investment and business planning (strategy and management), and the transition to Customer-Supplied Materials arrangements contemplated by Section 12.1(f), but also any other items, matters or activities, including with respect to any Facility.

9.2	Membership; Chairs.

(a)

Membership. The JAC shall consist of up to five (5) representatives appointed by each Party in writing, or such other number of representatives as the Parties may agree in writing from time to time (each, a “JAC Member”). Either Party may invite any person that is not a JAC Member (including consultants and advisors of a Party) to participate in meetings of the JAC, without a right to participate in the discussions of the JAC, so long as (i) such person is under an appropriate obligation of confidentiality, (ii) the inviting Party provided at least three (3) Business Days’ prior notice to the other Party identifying such person and (iii) the non-inviting Party does not reasonably object to such person participating in the discussions of the JAC prior to such meeting.

(b)

JAC Chairs. The JAC shall be co-chaired by one JAC Member of each Party (each, a “JAC Chair”), to be elected by the respective Party when naming its JAC Members. The JAC Chairs shall cooperate in good faith to: (i) notify the JAC Members of each Party of each JAC Meeting, which notice shall be provided at least thirty (30) calendar days in advance of such meeting (to the extent practicable) with respect to the ordinary quarterly JAC Meetings; (ii) collect and organize agenda items for each JAC Meeting, and circulate such agenda to all JAC Members at least two (2) Business Days prior to each meeting date; provided, however, that any JAC Member shall be free to propose additional topics to be included on such agenda, either prior to or in the course of any JAC Meeting; (iii) preside at JAC Meetings; and (iv) prepare the written minutes of each JAC Meeting and circulate such minutes for review and approval by the JAC Members of each Party, and identify action items to be carried out.

9.3	Meetings.

(a)

Ordinary JAC Meetings. During the Term of this Agreement, the JAC shall meet on a quarterly basis or as otherwise determined in writing by the Parties, and such meetings may be conducted in person, by videoconference or by telephone conference (each such meeting, a “JAC Meeting”). In-person meetings of the JAC will alternate between appropriate venues of each Party, as reasonably determined by the Parties. The Parties shall each bear all expenses of their respective representatives relating to their participation on the JAC. The members of the JAC also may convene or be polled or consulted from time to time by means of telecommunications, video or telephone conferences, electronic mail or correspondence, as deemed necessary or appropriate.

(b)

Additional JAC Meetings. Either Party may call an additional meeting of the JAC at any time upon twenty (20) Business Days’ prior written notice if such Party reasonably determines that there is a need for discussions at the level of a JAC Meeting on top of the ordinary quarterly JAC Meetings, and reasonably specifies such grounds in its notice to the other Party.

(c)

Provision of Information. Upon the request of the JAC Chairs or at least four (4) members of the JAC, each Party will provide written materials and information relating to matters within the purview of the JAC in advance of a JAC Meeting. In addition, the JAC shall be informed by each Party in good faith about any matters or issues within the purview of the JAC which a Party should reasonably deem to be of high importance for the other Party.

9.4	Areas of Responsibility.

Subject to the terms of this Agreement, the JAC shall act as a forum to discuss in good faith in particular the following major items, matters and areas of interest:

(a)	Oversee, review and coordinate the activities of the Parties under this Agreement;

(b)	Each Facility’s overall performance under this Agreement; and

(c)	Any other major matters, roles, obligations and responsibilities under this Agreement, to the extent any Party reasonably provides such matter to the JAC for discussion.

9.5	Advisory Role; No Decision-Making Authority.

(a)

Advisory Role. The JAC and its members shall only have an advisory role and shall discuss in good faith and provide to the Parties its opinion on the matters in its purview. The Parties agree to reasonably take into account the opinions and views expressed by the JAC and its members for performing their respective obligations under this Agreement.

(b)

No Decision-Making Authority. The JAC shall have no decision-making authority over the matters in its purview unless the Parties mutually decide in writing to delegate the decision-making authority on such specific item or matter to the JAC. Moreover, it shall not be within the authority of the JAC to (i) directly impose on either Party or its Affiliates any additional obligation(s) or a resolution on the Parties with respect to any dispute regarding the existence or extent/amount of any obligation, including payments obligations, under this Agreement, or to (ii) amend, modify or waive compliance with this Agreement.

10.	Indemnification; Limitations of Liability.

10.1	Indemnification of Customer.

(a)

Subject to the provisions of this Section 10 and, for clarity, without limiting anything in the Separation Agreement or any other Ancillary Agreements, Manufacturer shall indemnify, defend and hold harmless Customer, its Affiliates and its and their respective directors, officers, managers, members, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Customer Indemnified Party”) from and against any and all Losses of such Customer

Indemnified Parties to the extent relating to, arising out of or resulting from any Action of a Third Party arising out of or resulting from any of the following items (without duplication): (i) any breach by Manufacturer or its Personnel of this Agreement or any Facility Addendum; (ii) any injury or death of any Person due to any breach by Manufacturer or its Personnel of this Agreement or any Facility Addendum; (iii) the infringement or misappropriation of a Third Party’s Intellectual Property by the use or practice by Manufacturer or its Affiliate of any Product manufacturing process that has been changed (including as to the facility in which such manufacturing process takes place) on or following the Effective Date without the written approval of Customer to make such change; (iv) Manufacturer’s supply of Non-Complying Product under this Agreement; or (v) the gross negligence, fraud or willful misconduct of Manufacturer or its Personnel in connection with the performance or non-performance of this Agreement.

(b)

Notwithstanding the foregoing, Manufacturer shall not be liable for Losses described in Section 10.1(a) to the extent such Losses are: (i) caused by the gross negligence, fraud or willful misconduct of a Customer Indemnified Party in connection with the performance or non-performance of this Agreement; (ii) caused by the breach of any of the terms of this Agreement or a Facility Addendum by a Customer Indemnified Party, including in connection with the performance or non-performance of this Agreement or (iii) subject to Customer’s indemnification obligations pursuant to Section 10.2.

10.2	Indemnification of Manufacturer.

(a)

Subject to the provisions of this Section 10 and, for clarity, without limiting anything in the Separation Agreement or any Ancillary Agreements, Customer shall indemnify, defend and hold harmless Manufacturer, its Affiliates and its and their respective directors, officers, managers, members, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Manufacturer Indemnified Party”) from and against any and all Losses of such Manufacturer Indemnified Parties to the extent relating to, arising out of or resulting from any Action of a Third Party arising out of or resulting from any of the following items (without duplication): (i) any breach by Customer or its Personnel of this Agreement or any Facility Addendum; (ii) the gross negligence, fraud or willful misconduct of Customer or its Personnel in connection with the performance or non-performance of this Agreement; (iii) the infringement or misappropriation of a Third Party’s Intellectual Property by the use or practice by Manufacturer or its Affiliate in performance of this Agreement of any Product manufacturing process that has been changed with the written approval of Customer to make such change; (iv) Customer’s supply of Non-Complying Customer-Supplied Materials or Non-Complying Buy-Sell Materials under this Agreement; or (v) the use, sale, offer for sale, import or other commercialization of any Product (including any injury or death of any Person due to any of the foregoing in this clause (v)).

(b)

Notwithstanding the foregoing, Customer shall not be liable for Losses described in Section 10.2(a) to the extent such Losses are: (i) caused by the gross negligence, fraud or willful misconduct of a Manufacturer Indemnified Party in connection with the performance or non-performance of this Agreement; (ii) caused by the breach of any of the terms of this Agreement or any Facility Addendum by a Manufacturer Indemnified Party or (iii) are subject to Manufacturer’s indemnification obligation pursuant to Section 10.1. Furthermore, Customer shall not be liable for Losses pursuant to Section 10.2(a)(iii) above to the extent such infringement or misappropriation is caused by Manufacturer’s unauthorized use or unauthorized modification of any Customer Property, Customer-Owned Improvements and Developments, Buy-Sell Materials or Customer-Supplied Materials.

10.3	Indemnification Procedures.

(a)

If, at or following the date of this Agreement, any Person entitled to be indemnified under this Section 10 (the “Indemnitee”) shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Pluto Group or the Spinco Group of any claim or of the commencement by any such Person of any Action with respect to which the Party from whom indemnification may be sought under this Section 10 (the “Indemnifying Party”) (such claim, a “Third-Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable, but in any event within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to provide notice as provided in this Section 10.3(a) shall not relieve an Indemnifying Party of its obligations under this Section 10, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice in accordance with this Section 10.3(a).

(b)

An Indemnifying Party may elect (but shall not be required) to defend (and seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third-Party Claim; provided that the Indemnifying Party shall not be entitled to defend such Third-Party Claim and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation or if such Third-Party Claim seeks an injunction or equitable relief against the Indemnitee (and not any Indemnifying Party or any of its Affiliates). Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 10.3(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party; and provided further that the Indemnifying Party will pay the reasonable fees and expenses of such separate counsel if, based on the reasonable opinion of legal counsel to the Indemnitee, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnitee which makes representation of both parties inappropriate under applicable standards of professional conduct.

(c)

If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 10.3(b), then the applicable Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party to the extent indemnification is available under the terms of this Agreement. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 10.3(b), then, it shall not be a defense to any obligation of the Indemnifying Party to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or, subject to Section 10.3(d), that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(d)

Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.

10.4	Limitations on Liability.

(a)

Except in the event of (i) Third Party Claims subject to a Party’s indemnification obligations pursuant to Section 10.1, (ii) Third Party Claims subject to a Party’s indemnification obligations pursuant to Section 10.2, (iii) the gross negligence, fraud or willful misconduct of a Party or its Personnel, (iv) a Party’s willful breach of this Agreement, (v) a breach of Section 13 or (vi) customer liabilities pursuant to, and subject to the limitations set forth in, Section 2.5(e), neither Party’s aggregate liability to the other Party (or its Personnel that are indemnitees under Section 10.1 or Section 10.2, as applicable) under this Agreement for the initial twelve (12) month period immediately following the Effective Date, and for any twelve (12) month period thereafter during the Term, shall exceed, on a cumulative basis, the amount that is one and one half (1 1⁄2) times the aggregate amounts paid or payable pursuant to this Agreement in the preceding twelve (12) month period preceding the loss date by Customer to Manufacturer but solely with respect to the supply hereunder of Product (or Products) for which such corresponding liability arose (the “Affected Products”) and not any other Products (or if, as of the time the liability arises, this Agreement has not been in effect for twelve (12) months, then the amounts paid or payable by Customer to Manufacturer hereunder during the period from the Effective Date until such time the liability arises, shall be annualized to a full twelve (12) months but solely with respect to the supply hereunder of the Affected Product(s) and not any other Products).

(b)

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR DAMAGES OR CLAIMS ARISING OUT OF (I) A BREACH OF SECTION 13 OF THIS AGREEMENT, (II) CUSTOMER LIABILITIES PURSUANT TO, AND SUBJECT TO THE LIMITATIONS SET FORTH IN, SECTION 2.5(E), (III) A PARTY’S OR ITS PERSONNEL’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, (IV) A PARTY’S WILLFUL BREACH OF THIS AGREEMENT, OR (V) A PARTY’S INDEMNIFICATION OBLIGATION WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 10.1 OR SECTION 10.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY INDEMNIFIED PARTY HEREUNDER FOR ANY CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, INCIDENTAL OR INDIRECT DAMAGES, LOSS OF REVENUE OR PROFITS, DIMINUTION IN VALUE, DAMAGES BASED ON MULTIPLE OF REVENUE OR EARNINGS OR OTHER PERFORMANCE METRIC, LOSS OF BUSINESS REPUTATION, PUNITIVE AND EXEMPLARY DAMAGES OR ANY SIMILAR DAMAGES ARISING OR RESULTING FROM OR RELATING TO THIS AGREEMENT, WHETHER SUCH ACTION IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

10.5	Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)

The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Section 10 will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount that any Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of such Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds or any other amounts in respect of the related Loss, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)

An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provisions contained in this Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit that such insurer or other Third Party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Section 10. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

10.6	Additional Matters.

(a)

Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Section 10 shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification under this Section 10) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.

(b)

If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(c)

If payment is made by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)

In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise add the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 10, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third-Party Claim.

11.	Insurance.

11.1	Requirements to Maintain. During the Term, Manufacturer shall self-insure or shall provide and maintain such insurance coverage, in minimum types and amounts as described below in this Section 11.

(a)	Any and all deductibles or retentions for such insurance policies shall be assumed by, for the account of, and at Manufacturer’s sole risk.

(b)

To the extent of the liabilities assumed by Manufacturer under this Agreement, such insurance policies of Manufacturer shall be primary and non-contributing with respect to any other similar insurance policies available to Customer or its Affiliates.

(c)	Manufacturer shall furnish to Customer certificates of insurance (electronic is acceptable), evidencing the required insurance coverage, upon execution of this Agreement and annually, thereafter.

11.2

Amounts and Limits. The insurance required under this Section 11 shall be written for not less than any limits of liability specified herein or as required by applicable Law, whichever is greater. All insurance carriers shall have a minimum of “A-” A.M. Best rating. Manufacturer shall have the right to provide the total limits required by any combination of self-insurance, primary and umbrella/excess coverage; said insurance to include the following:

(a)

Insurance for liability under the workers’ compensation or occupational disease Laws of any state of the United States (or be a qualified self-insurer in those states of the United States) or otherwise applicable with respect to Persons performing the services and employer’s liability insurance covering all claims by or in respect to the employees of Manufacturer, providing:

(i)

Coverage for the statutory limits of all claims under the applicable State Workers’ Compensation Act or Acts. If a Facility Addendum will result in exposures under the U.S. Longshore and Harbor Workers’ Compensation Act and its amendments (work dockside or on water), the Jones Act (involving seamen, masters and crew of vessels) or the Federal Employers’ Liability Act (railroad exposure), coverage shall be extended to include insurance coverages mandated thereby;

(ii)	Employer’s liability insurance with a limit of not less than $1,000,000;

(iii)	Manufacturer warrants that all of its employees involved in this Agreement are covered by statutory workers’ compensation; and

(iv)	Where allowed by Applicable Law, Customer and its Affiliates shall be provided a waiver of subrogation, except for losses due to the sole negligence of Manufacturer.

(b)	Commercial general liability insurance with the following limits and forms/endorsements:

Each Occurrence:        $2,000,000

(i)	Occurrence form including premises and operations coverage, property damage, liability, personal injury coverage, products and completed operations coverage, and transit.

(ii)	To the extent of Manufacturer’s indemnification obligations, Customer and its Affiliates shall be additional insureds via ISO form CG20101185 or its equivalent.

(c)

Automobile and Truck Liability Insurance: $2,000,000 combined single limit for bodily injury and property damage arising out of all owned, non- owned and hired vehicles, including coverage for all automotive and truck equipment used in the performance of this Agreement and including the loading and unloading of same.

(d)	Umbrella (excess) liability coverage in an amount not less than $3,000,000 per occurrence and in the aggregate.

(e)

If Manufacturer has care, custody or control of Customer-Supplied Material, Manufacturer shall be responsible for any loss or damage to it and provide all risk property coverage at full replacement cost for property and at the costs-per-unit as specified in the Facility Addendum for inventory.

12.	Customer-Supplied Materials; Buy-Sell Materials; Transition.

12.1	Supply; Rejection; Transition.

(a)

Customer shall at its own expense supply Manufacturer with the Customer-Supplied Materials identified in the applicable Facility Addendum. Customer shall supply Manufacturer with the Buy-Sell Materials at a price that Customer determines, subject to Section 3.2(c), and communicates to Manufacturer. At Customer’s option, the Customer-Supplied Materials and Buy-Sell Materials may be delivered directly from Customer’s Third-Party vendor to Manufacturer at the vendor’s or Customer’s expense. Customer or its vendor shall supply Manufacturer with a copy of the certificate of analysis for the Customer-Supplied Materials and Buy-Sell Materials no later than delivery of the Customer-Supplied Materials or Buy-Sell Materials to Manufacturer. Customer hereby covenants to Manufacturer that each Customer-Supplied Material and Buy-Sell Materials furnished by or on behalf of Customer to Manufacturer or its Affiliate or designee under this Agreement will, upon delivery by Customer to Manufacturer pursuant to this Agreement, comply with, and have been used, handled and stored in accordance with, the specifications for such Customer-Supplied Materials or Buy-Sell Materials (as applicable), all applicable Laws, the Quality Agreement, this Agreement and the applicable Facility Addendum and otherwise have no defects. Manufacturer’s obligations to manufacture and supply Product under this Agreement are subject to and conditioned upon Customer’s timely delivery of Customer-Supplied Material and Buy-Sell Materials in accordance with this Section 12.

(b)

Manufacturer shall provide to Customer a monthly rolling forecast of its requirements for Customer-Supplied Materials and Buy-Sell Materials based upon Customer’s Forecasts for Products, and Manufacturer shall issue to Customer “pro forma” purchase orders for Customer-Supplied Materials and actual purchase orders for Buy-Sell Materials, in each case, according to parameters included in the applicable Facility Addendum, including safety stock and lead time requirements. Manufacturer shall be responsible to receive, sample, store and maintain the inventory of such ordered Customer-Supplied Materials and Buy-Sell Materials at Manufacturer’s Facility.

(c)

Within each calendar month during the Term, Manufacturer will provide a monthly inventory report of Customer-Supplied Materials substantially in the format attached as Attachment C to this Agreement. The Parties acknowledge and agree that the Manufacturer’s timely providing the referenced monthly inventory report is a critical component of the Customer’s Customer-Supplied Materials management program and further that any such failure on the part of Manufacturer to timely provide such monthly inventory report shall be addressed at the immediately following scheduled JAC Meeting.

(d)

Manufacturer may reject any Non-Complying Buy-Sell Materials or Non-Complying Customer-Supplied Materials by (i) providing Customer with no less than sixty (60) days’ prior written notice of Manufacturer’s intention to reject along with the documentation setting forth in reasonable detail the basis for rejection, (ii) meeting with Customer at Customer’s request to discuss the basis for the proposed rejection, and (iii) providing Customer with notice of rejection in the event that Manufacturer rejects the subject Non-Complying Buy-Sell Materials or Non-Complying Customer-Supplied Materials (as applicable) at the end of such sixty (60) day period (or such other time frame as the Parties may agree upon).

(e)

Customer shall submit invoices to Manufacturer upon delivery to Manufacturer or its applicable Affiliate of Buy-Sell Materials, and Manufacturer shall make payments with respect thereto, in accordance with the invoice and payment requirements set forth in Section 3.5, applied correlatively, and the parties shall discuss in good faith further requirements with respect to the supply of Buy-Sell Materials.

(f)

Customer shall use its commercially reasonable efforts to convert all Buy-Sell Materials arrangements to Customer-Supplied Materials arrangements as promptly as practicable after the Effective Date; provided that Customer shall provide updates with respect to such efforts at each JAC Meeting until all such Buy-Sell Materials arrangements shall have been converted to Customer-Supplied Materials arrangements.

12.2	Title and Risk of Loss.

(a)

Title to the Customer-Supplied Materials supplied by Customer to Manufacturer shall remain with Customer; provided, however, that risk of loss shall pass to Manufacturer at the time Customer-Supplied Materials are delivered to the Manufacturer DDP (Incoterms 2010) at the applicable Facility. Manufacturer shall not use Customer-Supplied Materials for any purposes other than those related to the manufacture of a Product pursuant to this Agreement.

(b)	The risk of loss or damage to Customer-Supplied Materials during the possession thereof by Manufacturer shall be solely with Manufacturer.

(c)	Manufacturer shall insure or self-insure the Customer-Supplied Materials and Products while such is in Manufacturer’s possession at an agreed-upon value.

(d)	The title and risk of loss for Buy-Sell Materials shall pass to Manufacturer upon delivery to the Manufacturer DDP (Incoterms 2010) at the applicable Facility.

12.3

Reimbursement for Loss of Customer-Supplied Materials. Manufacturer shall reimburse Customer for excess Customer-Supplied Materials used as a result of Manufacturer’s failure to achieve the minimum average yield or usage (as applicable) set forth in the applicable Facility Addendum. During the first quarter of each Fiscal Year during the Term of this Agreement, Manufacturer will report to Customer the actual yield achieved for all Customer-Supplied Materials used during the previous calendar year on a Facility-by-Facility basis. If the achieved yield is lower than the minimum average yield specified in the applicable Facility Addendum on an aggregated basis for all Customer-Supplied Materials for each applicable Facility Addendum, then Manufacturer will reimburse to Customer the actual cost of the excess Customer-Supplied Materials used as set forth in the applicable Facility Addendum. For the avoidance of doubt, (a) rejected batches and all Customer-Supplied Material that is, for any reason other than a determination that such Customer-Supplied Materials are non-conforming, not incorporated into Product delivered hereunder, shall be included in the annual yield calculation and (b) Customer-Supplied Materials for which Manufacturer is responsible for reimbursing Customer pursuant to Section 4.11(b) shall not be included in the annual yield calculation.

13.	Confidentiality.

The confidentiality obligations of the Parties and their respective Groups with respect to disclosures of information hereunder shall be governed, mutatis mutandis, by Section 6.08, Section 6.09 and Section 6.10 of the Separation Agreement.

14.	Supply Chain Security.

14.1	Supply Chain Representations.

Manufacturer represents, warrants and covenants to Customer that:

Manufacturer has reviewed its supply chain security procedures and that these procedures and their implementation are, and shall remain during the Term of this Agreement, in accordance with the importer security criteria set forth by the “C-TPAT.” Manufacturer represents and warrants that it has developed and implemented, or shall develop and implement within sixty (60) calendar days of its execution of this Agreement, procedures for periodically reviewing and, if necessary, improving its supply chain security procedures to assure compliance with C-TPAT minimum security criteria.

14.2	C-TPAT.

Manufacturer acknowledges that Customer is a certified member of C-TPAT. As a C-TPAT member, Customer is required to make periodic assessment of its international supply chain based upon C-TPAT security criteria. Manufacturer agrees to conduct and document an annual security audit at each of its Facilities and to take all necessary corrective actions to ensure the continued participation of Customer in C-TPAT. Manufacturer agrees to share with Customer the results of such annual audits and agrees to prepare and submit to Customer a report on the corrective actions taken in response thereto. In addition, Customer may audit Manufacturer’s Records and Facilities for the purpose of verifying that Manufacturer’s procedures are in accordance with the C-TPAT security criteria, and Manufacturer shall provide Customer with access to Manufacturer’s Records and Facilities reasonably necessary for the purpose of conducting such audit. Manufacturer agrees to notify Customer of any event that has resulted in or threatens the loss of its C-TPAT Benefits (if it is a member of the C-TPAT program) or alternatively jeopardizes Customer’s retention of its own C-TPAT Benefits. In an effort to secure each part of the supply chain, Manufacturer agrees to work in good faith to become a member of the C-TPAT program, if Manufacturer is organized or incorporated in the United States, Mexico or Canada, or the equivalent supply chain security program criteria administered by the customs administration in Manufacturer’s home country if Manufacturer is not organized or incorporated in the United States, Mexico or Canada.

15.	Records and Audits.

15.1	Records.

Manufacturer will maintain complete and accurate Records. Any Records that are financial in nature such as, but not limited to, time sheets, billing Records, invoices, payment applications, payments of consultants and subcontractors and receipts relating to reimbursable expenses shall be maintained in accordance with applicable Law in the jurisdiction in which the applicable Facility is located. Manufacturer shall maintain such Records for a period equal to the later of (x) three (3) years after the expiration or termination of this Agreement or the applicable Facility Addendum, (y) the expiration of the statute of limitation for the Tax period applicable to such Records, or (z) for such period as otherwise may be required by applicable Law (the “Record Retention Period”).

15.2	Audits.

Customer or its representatives, including its external auditors, may audit such Records of Manufacturer, including all Records related to Manufacturer’s compliance with applicable Laws, at any time during the Term of this Agreement or applicable Facility Addendum or the Record Retention Period, during normal business hours and upon reasonable advance written notice to Manufacturer (but in no event more than one (1) time per year except “for cause”). Manufacturer shall make such Records readily available for such audit. Any Records or information accessed or otherwise obtained by Customer or its representatives in connection with any audit (including any audit pursuant to Section 3.4) shall be deemed Manufacturer’s confidential and proprietary Information and each representative of Customer will be subject to non-use and other confidentiality obligations substantially comparable to those set forth herein for Customer. Except as otherwise provided in Section 3.4, if any financial audit reveals that Manufacturer has overcharged Customer, Manufacturer shall reimburse Customer for such overcharge within thirty (30) days of Manufacturer’s receipt of the relevant audit results, and in the event that any such overcharge equals an amount equal to or greater than five percent (5%) of the total amounts invoiced during the period under such audit, then Manufacturer shall promptly reimburse Customer for all reasonable Third Party costs and expenses actually incurred in the conduct of such audit. If any financial audit reveals that Customer has underpaid Manufacturer, Customer shall reimburse Manufacturer for such underpayment within thirty (30) days of Customer’s receipt of the relevant audit results. For clarity, if there is a conflict between Section 3.4(a) and this Section 15.2 with respect to the review of a Price increase, Section 3.4(a) shall govern and control.

16.	Notices.

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) when served by personal delivery upon the Party for whom it is intended; (b) one (1) Business Day following the day sent by overnight courier, return receipt requested; (c) when sent by facsimile; provided that the facsimile is promptly confirmed; or (d) when sent by e-mail; provided that a copy of the same notice or other communication sent by e-mail is also sent by overnight courier, return receipt requested, personal delivery, or facsimile as provided herein, on the same day as such e-mail is sent, in each case to the Person at the address, facsimile number or e-mail address set forth below, or such other address, facsimile number or e-mail address as may be designated in writing hereafter, in the same manner, by such Person:

If to Customer:	[INSERT NAME]
[INSERT ADDRESS]
ATTENTION: [INSERT NAME/TITLE] EMAIL ADDRESS: [INSERT E-MAIL ADDRESS]

with copy (which shall not constitute notice) to:

[INSERT NAME]
[INSERT ADDRESS]
ATTENTION: [INSERT NAME/TITLE]
EMAIL ADDRESS: [INSERT E-MAIL ADDRESS]

If to Manufacturer:	[INSERT NAME]
[INSERT ADDRESS]
ATTENTION: [INSERT NAME/TITLE]
EMAIL ADDRESS: [INSERT E-MAIL ADDRESS]

with a copy (which shall not constitute notice) to:

[INSERT NAME]
[INSERT ADDRESS]
ATTENTION: [INSERT NAME/TITLE]
EMAIL ADDRESS: [INSERT E-MAIL ADDRESS]

Either Party may, by notice to the other Party, change the addresses and names applicable to such Party given above.

17.	Miscellaneous.

17.1	Negotiations of Dispute.

The dispute resolution procedures set forth in Article VII of the Separation Agreement shall apply mutatis mutandis with respect to any controversy, claim, counterclaim, dispute, difference or misunderstanding arising out of or relating to the interpretation or application of any term or provisions of this Agreement, a Purchase Order or Facility Addendum. Further, the requirement to attempt to resolve a dispute in accordance with this Section 17.1 does not affect a Party’s right to terminate this Agreement or a Purchase Order as provided in Section 7 hereof, and neither Party shall be required to follow these procedures prior to terminating this Agreement.

17.2	Publicity.

Manufacturer shall not use the name, trade name, service marks, trademarks, trade dress or logos of Customer (or any of its Affiliates) in publicity releases, advertising or any other publication, nor identify Customer as a customer, without Customer’s prior written consent in each instance. Customer shall not use the name, trade name, service marks, trademarks, trade dress or logos of Manufacturer (or any of its Affiliates) in publicity releases, advertising or any other publication, without Manufacturer’s prior written consent in each instance. Nothing in this Section 17.2 shall or is intended to limit any Party’s rights under the Separation Agreement or any Ancillary Agreement.

17.3	Governing Law and Venue.

(a)

This Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof or thereof shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to any Laws or principles thereof that would result in the application of the Laws of any other jurisdiction. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b)

Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other courts and (v) consents to service of process in the manner provided for notices in Section 16. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.3(C).

17.4	Relationship of the Parties.

The relationship hereby established between Customer and Manufacturer is solely that of independent contractors. Manufacturer has no authority to act or make any agreements or representations on behalf of Customer or its Affiliates. This Agreement is not intended to create, and shall not be construed as creating, between Manufacturer and Customer, the relationship of fiduciary, principal and agent, employer and employee, joint venturers, co-partners, or any other such relationship, the existence of which is expressly denied. No employee or agent engaged by Manufacturer shall be, or shall be deemed to be, an employee or agent of Customer and shall not be entitled to any benefits that Customer provides to its own employees.

17.5	Assignment; Binding Effect.

(a)

Except as otherwise provided in this Section 17.5, neither Party shall assign this Agreement or any rights, benefits or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without the other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(b)

Either Party may assign its rights and obligations under this Agreement to one or more of its Affiliates without the other Party’s consent; provided that such Affiliate remains at all times during the Term an Affiliate of such Party; provided, further, that no such assignment shall release such Party from its obligations under this Agreement.

(c)

Customer may, without Manufacturer’s consent, assign the rights and obligations of this Agreement (i) on a Product-by-Product basis, to a Third Party in connection with a bona fide transfer, sale or divestiture of all or substantially all of its business to which such Product relates or in the event of such business’s spin-off, merger or consolidation with another company or business entity or (ii) to any Third Party which acquires or succeeds to all or substantially all of the assets of the business of Customer to which this Agreement and the Facility Addenda relate (including in connection with such business’s spin-off, merger or consolidation with another company or business entity).

(d)

Subject to Section 7.4, Manufacturer may, without Customer’s consent, assign the rights and obligations of this Agreement (i) on a Facility-by-Facility basis, to a Third Party in connection with a bona fide transfer, sale or divestiture of such Facility or (ii) to any Third Party which acquires or succeeds to all or substantially all of the assets of the business of Manufacturer to which this Agreement and the Facility Addendum relates (including in connection with such business’s spin-off, merger or consolidation with another company or business entity).

(e)	Notwithstanding anything to the contrary in this Agreement, neither Party may assign this Agreement in whole or in part to a Restricted Party.

(f)

In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect. Notwithstanding anything contained in this Agreement, each Party hereby acknowledges and agrees that the other Party may perform any of its obligations, and exercise any of its rights, under this Agreement, any Facility Addendum and Quality Agreement through any of its Affiliates.

17.6	Force Majeure.

Subject to Manufacturer’s obligations under Section 2.5(a), no Party shall be liable for any failure to perform or any delays in performance, and no Party shall be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and not to its acts or omissions, including, without limitation, such causes as acts of God, natural disasters, hurricane, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of Government, war (whether or not declared), acts of terrorism, or other similar causes (“Force Majeure Event”). For clarity, raw material price increases, unavailability of raw materials, and labor disputes shall not be deemed a Force Majeure Event. In the event of a Force Majeure Event, the Party prevented from or delayed in performing shall promptly give notice to the other Party and shall use commercially reasonable efforts to avoid or minimize the delay. In the event that the delay continues for a period of at least sixty (60) calendar days, the Party affected by the other Party’s delay may elect to (a) suspend performance and extend the time for performance for the duration of the Force Majeure Event or (b) cancel all or any part of the unperformed part of this Agreement or any Purchase Orders.

17.7	Severability.

If any provision of this Agreement or the application of any provision thereof to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17.8	Non-Waiver; Remedies.

Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

All remedies specified in this Agreement shall be cumulative and in addition to any other remedies provided at Law or in equity.

17.9	Further Documents.

Each Party hereto agrees to execute such further documents and take such further steps as may be reasonably necessary or desirable to effectuate the purposes of this Agreement.

17.10	Forms.

The Parties recognize that, during the Term of this Agreement, a Purchase Order acknowledgment form or similar routine document (collectively, “Forms”) may be used to implement or administer provisions of this Agreement. The Parties agree that the terms of this Agreement shall govern and control in the event of any conflict between terms of this Agreement and the terms of such Forms, and any additional or different terms contained in such Forms shall not apply to this Agreement.

17.11	Headings; Interpretation.

(a) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(b) The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined.

(c) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Section” and “Attachment” refer to the specified Section or Attachment of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (G) the word “or” shall be disjunctive but not exclusive; and (H) the word “from” (when used in reference to a period of time) means “from and including” and the word “through” (when used in reference to a period of time) means “through and including”;

(ii) references to any federal, state, local, or foreign statute or Law shall (A) include all rules and regulations promulgated thereunder and (B) be to that statute or Law as amended, modified or supplemented from time to time; and

(iii) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g) All monetary figures shall be in United States dollars unless otherwise specified.

(h) All references to “this Agreement” or any “Facility Addendum” shall include any amendments, modifications or supplements thereto.

17.12	Rules of Construction.

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

17.13	Counterparts.

This Agreement may be executed in two (2) or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

17.14	Amendments.

No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

17.15	Entire Agreement.

This Agreement, the Separation Agreement, the other Ancillary Agreements, including any related annexes, exhibits, schedules and attachments, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

UPJOHN INC.	PFIZER INC.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Manufacturing and Supply Agreement]